Exhibit 2.1

FINAL VERSION

MERGER AGREEMENT

by and among

F5 NETWORKS, INC.

NEVA MERGER SUB LIMITED,

NGINX, INC.

and

FORTIS ADVISORS LLC

(As Securityholder Representative)

MARCH 9, 2019

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description

Annex A	Certain Defined Terms

Exhibit	Description

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Shareholder Consent
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Articles of Merger
Exhibit E	Form of Plan of Merger
Exhibit F	Form of Holdback Agreement
Exhibit G	Form of Non-Competition and Non-Solicitation Agreement
Exhibit H	Form of 280G Waiver

Schedules

Schedule A	Support Shareholders
Schedule B-1	Key Employees
Schedule B-2	Founders
Schedule B-3	Key Executives
Schedule C	Sample Working Capital Statement
Schedule 2.2(a)(ii)	Antitrust Approvals
Schedule 2.2(b)(x)	Third Party Consents, Notices and Approvals
Schedule 2.2(b)(xi)	Terminated Shareholder Agreements
Schedule 7.3(b)(1)	Terminated Agreements
Schedule 7.3(b)(2)	Amended Agreements
Schedule 7.5(g)	Grant of Company RSUs
Schedule 7.6(e)	Tax Election
Schedule 7.8(b)	Liens to be Released
Schedule 9.2(a)	Specified Matters

-iv-

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is made and entered into as of March 9, 2019 (the “Agreement Date”) by and among F5 Networks, Inc., a Washington corporation (“Buyer”), Neva Merger Sub Limited, a British Virgin Islands company and a wholly owned subsidiary of Buyer (“Merger Sub”), Nginx, Inc., a British Virgin Islands company (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as security holder representative (the “Securityholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of Buyer, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective shareholders that Buyer acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated hereby.

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into this Agreement, concurrently herewith, Buyer, the Company, the Securityholder Representative and the Escrow Agent named therein are entering into an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), which will be effective only upon the Closing, pursuant to which a portion of the merger consideration payable hereunder will be withheld and placed in an escrow fund as collateral security for certain indemnification obligations hereunder.

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into this Agreement, concurrently herewith, each of the Founders, Key Executives and Key Employees is entering into employment agreements (including proprietary information and inventions assignment agreements) and Non-Competition and Non-Solicitation Agreement with Buyer, which will be effective only upon the Closing.

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into this Agreement, concurrently herewith, each of the Founders and Key Executives is entering into a Holdback Agreement with Buyer.

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into this Agreement, as promptly as practicable following the execution and delivery of this Agreement, each of the Company Shareholders listed on Schedule A (the “Support Shareholders”) will (i) execute and deliver a written consent in the form attached hereto as Exhibit B (the “Shareholder Consent”), which consents will collectively constitute the Requisite Shareholder Approval and (ii) execute and deliver a joinder agreement in the form attached hereto as Exhibit C (the “Joinder Agreement”).

WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BVI Act, at the Closing, Buyer and the Company shall cause Merger Sub to be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Buyer. At the Closing, Buyer and the Company shall cause the Merger to be consummated by filing a validly executed Articles of Merger in the form attached hereto as Exhibit D (the “Articles of Merger”) and the Plan of Merger on the form attached hereto as Exhibit E (the “Plan of Merger”) with the Registrar pursuant to Section 171 of the BVI Act and all other filings or recordings required under the BVI Act in connection with the Merger (including the filing by Merger Sub’s registered agent of a letter confirming it has no objections to the Merger). The Merger will become effective at such time as the Articles of Merger are duly registered by the Registrar, or at such later time as the Buyer and Company mutually agree in writing (subject to the requirements of the BVI Act) and as set forth in the Articles of Merger (such date and time as the Merger becomes effective, the “Effective Time”).

(b) The Surviving Corporation.

(i) Memorandum and Articles of Association. Unless otherwise determined by Buyer prior to the Effective Time, at the Effective Time, the Memorandum and Articles of Association of the Company shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law and such Memorandum and Articles of Association.

(ii) Directors. Unless otherwise determined by Buyer prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of applicable Law and the Memorandum and Articles of Association of the Company until his or her successors is duly elected and qualified.

(iii) Officers. Unless otherwise determined by Buyer prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the Memorandum and Articles of Association of the Company, provided that Conyers Corporate Services (BVI) Limited shall continue as secretary of the Surviving Corporation.

1.2 General Effects of Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the Plan of Merger and the applicable provisions of BVI Act (including Section 173). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the assets (including property), rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Effects of Merger on Securities of Merging Corporations.

(a) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the Company Securityholders or any other Person, each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one validly issued, fully paid and nonassessable ordinary share, par value $0.000001 per share, of the Surviving Corporation. Each share certificate of Merger Sub evidencing ownership of any such shares shall thereupon evidence ownership only of such shares of the Surviving Corporation.

(b) Company Shares.

(i) Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the Company Securityholders or any other Person, each Company Share (excluding Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(ii), and Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(iii)), that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the applicable Total Per Share Consideration (subject to reduction for any deemed contributions to the Indemnity Escrow Fund, the Adjustment Escrow Fund and the Expense Cash pursuant to the terms of Section 2.3(b)(iv), Section 2.3(b)(v), and Section 2.3(b)(viii), respectively, (the “Contributed Amounts”) and subject to potential increase for any applicable amount due to the holder of such Company Share pursuant to the terms of Section 2.4, (the “Additional Amounts”) upon the terms set forth in this Section 1.3 and throughout this Agreement and cancellation of the Book-Entry Entitlements in respect thereof and the Exchange Documents all in the manner provided in Section 2.3(c). Until so cancelled, each Book-Entry Entitlement shall be deemed, for all purposes after the Effective Time, to evidence only the right to receive the applicable Total Per Share Consideration (subject to reduction for any applicable Contributed Amounts and to increase for any Additional Amount) payable pursuant to this Section 1.3(b)(i) and the other terms of this Agreement. For purposes of calculating the aggregate amount of the applicable Total Per Share Consideration payable to each Company Shareholder pursuant to this Section 1.3(b)(i), (x) all shares of the Company Shares held by each such Company Shareholder shall be aggregated on a book-entry-by-book-entry basis and (y) the amount of cash to be paid to each Company Shareholder for each Book-Entry Entitlement of such Company Shareholder shall be rounded down to the nearest whole cent.

(ii) Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Company Securityholders or any other Person, each share of Company Shares that is issued and outstanding and held by the Company or any Subsidiary of the Company as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(iii) Dissenting Shares. Upon the giving of a notice of election to dissent pursuant to section 179 of the BVI Act, each holder of Dissenting Shares shall cease to have any rights of a shareholder of the Company except the right to be paid the fair value of his shares as shall be determined in accordance with the provisions of Section 179 of the BVI Act. If any Company Securityholder (other than a Company Securityholder who consented in writing to the Requisite

Shareholder Approval) fails to give written notice of its election to dissent from the Merger under Section 179 of the BVI Act, then the rights of such Company Securityholder under Section 179 of the BVI Act shall cease to exist, and the underlying Company Shares shall be cancelled in accordance with Section 1.3(b)(i), and shall entitle the holder thereof only to receive compensation in accordance with such Section 1.3(b)(i). The Company shall give Buyer prompt notice, and in any event notice within one (1) Business Day, of any notice or purported notice received by the Company of any Company Securityholder’s intent to exercise and/or exercise of rights pursuant to Section 179 of the BVI Act, the withdrawal of any such notice and any other documents served upon the Company pursuant to or in connection with Section 179 of the BVI Act or a Company Securityholder’s dissent or appraisal rights and Buyer shall have the right to direct on behalf of the Company all negotiations and proceedings with respect to such demands for appraisal or dissent. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer (not to be unreasonably withheld) or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make or offer to make any payment with respect to any such exercise of dissenter’s rights or offer to settle or settle any such rights. The payout of consideration under this Agreement to the Company Securityholders in accordance with this Section 1.3 (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.3(b)(iii) and under the applicable provisions of the BVI Act) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights by any other Company Securityholder. Notwithstanding the foregoing, to the extent that Buyer, the Surviving Corporation, or the Company (i) makes any payment or payments in respect of any Dissenting Shares or (ii) incurs any Losses (including reasonable attorneys’ and reasonable consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) that have not been paid by the Company prior to the Closing ((i) and (ii) together “Dissenting Share Payments”) in excess of the amount of cash that otherwise would have been owed in respect of such shares in accordance with this Agreement, Buyer shall be entitled to recover the amount of such Dissenting Share Payments under the terms (but subject to the limitations) of Article IX hereof.

(c) Company Options.

(i) Vested Company Options. Each Vested Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall terminate at the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, any Company Securityholder or any other Person, each Vested Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to (A) the excess of the Total Per Share Consideration applicable to a Company Ordinary Share, less the per share exercise price of such Company Option, multiplied by (B) the aggregate number of shares of Company Ordinary Shares issuable upon the exercise of such Vested Company Option (such amount being hereinafter referred to as the “Company Option Cash Out Amount”) subject to reduction for any applicable Contributed Amounts and to increase for any Additional Amount. The payment of the Company Option Cash Out Amount to any holder of Vested Company Options shall be reduced by any income or employment Tax withholding required under the Code or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of such Vested Company Options.

(ii) Unvested Company Options.

(A) Held by Continuing Employees. Effective as of the Effective Time, each Unvested Company Option that is held by a Continuing Employee and is outstanding as of immediately prior to the Effective Time shall be assumed by Buyer as a Buyer Option. Except as otherwise set forth in this Agreement, each such Unvested Company Option so assumed by Buyer pursuant to this Section 1.3(c)(ii)(A) shall continue to have, and be subject to, the same terms and conditions (including vesting terms and any accelerated vesting provisions that may be applicable thereto) set forth in the Plan and the option agreements relating thereto (which, for the avoidance of doubt, may include employment agreements, offer letters or side letters entered into by and between the Company and each such optionee), as in effect immediately prior to the Effective Time, except that (x) such assumed Unvested Company Option shall be exercisable for that number of whole shares of Buyer Common Stock equal to the product of the number of Company Ordinary Shares that were issuable upon exercise of such Unvested Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Buyer Common Stock and (y) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such assumed Unvested Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Ordinary Share at which such assumed Unvested Company Option was exercisable immediately prior to the Closing Date by the Exchange Ratio, with the result rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, the exercise price of the Buyer Option, the number of shares purchasable pursuant to such Buyer Option and the terms and conditions of exercise of such Buyer Option shall in all events be determined in order to comply with Section 409A of the Code, and in the case of any Unvested Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Section 424 of the Code.

(B) Held by Non-Continuing Employees. Effective as of the Effective Time, each Unvested Company Option that is held by a Non-Continuing Employee and is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger, be immediately cancelled without any consideration therefor (the “Cancelled Unvested Options”).

(iii) Necessary Company Actions. Prior to the Effective Time, and subject to the prior review and approval of Buyer, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.3(c) under the Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering evidence satisfactory to Buyer that all necessary determinations by the Company’s board of directors or applicable committee of the Company’s board of directors to cash out, terminate or provide for the assumption of all Company Options in accordance with this Section 1.3(c) have been made.

(d) Company RSUs.

(i) Held by Continuing Employees. Effective as of the Effective Time, each Company RSU that is held by a Continuing Employee and is outstanding as of immediately prior to the Effective Time shall be assumed by Buyer as a Buyer RSU. Except as otherwise set forth in this Agreement, each such Company RSU so assumed by Buyer pursuant to this Section 1.3(d)(i) shall continue to have, and be subject to, the same terms and conditions set forth in the Plan and the restricted stock unit agreements relating thereto, as in effect immediately prior to the Effective Time, except that such assumed Company RSU shall be an award to receive that number of whole shares of Buyer Common Stock equal to the product of the number of Company Ordinary Shares that were issuable upon settlement of such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Buyer Common Stock.

(ii) Held by Non-Continuing Employees. Effective as of the Effective Time, each Company RSU that is held by a Non-Continuing Employee and is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger, be immediately cancelled without any consideration therefor (the “Cancelled RSU”).

(e) S-8 Registration. Within fifteen (15) Business Days after the Closing Date, Buyer shall file with the SEC a registration statement on Form S-8, if available for use by Buyer, registering that number of shares of Buyer Common Stock equal to (i) the number of shares of Buyer Common Stock issuable upon the exercise of all Unvested Company Options that are assumed by Buyer pursuant to Section 1.3(c) and are eligible to be registered on Form S-8, and (ii) the number of shares of Buyer Common Stock issuable upon settlement of all Company RSUs that are assumed by Buyer pursuant to Section 1.3(d) and are eligible to be registered on Form S-8.

1.4 Calculation of the Total Closing Consideration.

(a) Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings.

(i) “Adjustment Escrow Amount” shall mean two million dollars ($2,000,000).

(ii) “Aggregate Exercise Price” shall mean the aggregate exercise price of all Vested Company Options and Unvested Company Options (other than Cancelled Unvested Options).

(iii) “Aggregate Liquidation Preference” shall mean the aggregate of (A) the amount of the Series A Per Share Preference multiplied by the aggregate number of Series A Preferred Shares outstanding immediately prior to the Effective Time, plus (B) the amount of the Series B Per Share Preference multiplied by the aggregate number of Series B Preferred Shares outstanding immediately prior to the Effective Time.

(iv) “Cash” shall mean (x) cash, cash equivalents and marketable securities, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case to the extent constituting “cash and cash equivalents” or “marketable securities” under GAAP, plus (y) the aggregate amount of all un-cleared deposits, minus (z) the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered but not cleared prior to the Effective Time (including in respect of any repayment of Closing Indebtedness or payment of Third Party Expense to be made by the Company and its Subsidiaries prior to the Closing); provided, however, that Cash shall not include any cash or cash equivalents subject to any legal or contractual restriction on the ability to transfer or use such cash or cash equivalents for any lawful purpose, including security deposits, collateral reserve accounts, escrow accounts, custodial accounts, and other similar restricted cash or cash equivalents, other than up to One Million, Seven Hundred and Fifty Million Dollars ($1,750,000) of Security Deposits (which will count as Cash hereunder).

(v) “Closing Cash” shall mean the sum of (A) aggregate amount of all Cash held by the Company and its Subsidiaries as of immediately prior to the Effective Time, and (B) that amount equal to the aggregate of all Loan Repayment Amounts, if any.

(vi) “Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time, including any termination, pre-payment, balloon or similar fees or payments (including penalties) that would be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the Effective Time).

(vii) “Closing Net Working Capital” shall mean the Net Working Capital of the Company and its Subsidiaries as of immediately prior to the Effective Time (and without giving effect to the Closing), calculated using the Accounting Principles.

(viii) “Deferred Revenue” shall mean the current and long term deferred revenue of the Company and its Subsidiaries, calculated in accordance with ASC 606 issued by the Financial Accounting Standards Board.

(ix) “Indebtedness” shall mean, without duplication, (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by notes, bonds, debentures or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital, (ii) all liabilities for the deferred purchase price of property or services that are required to be classified and accounted for under GAAP as liabilities (for clarity, excluding deferred rent and ordinary course trade payables), (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases, (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured and drawn upon (excluding for the avoidance of doubt Lease Security Deposits), and (v) all guarantees of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (iv) above, to the extent of the obligation guaranteed.

(x) “Indemnity Escrow Amount” shall mean an amount equal to one percent (1%) of the Total Closing Consideration.

(xi) “Net Working Capital” shall mean (a) the sum of all of the current assets (each as defined by and determined in accordance with the Accounting Principles), net of any applicable allowances or reserves, excluding all (1) cash and cash equivalents (including Closing Cash), (2) Tax assets (other than prepaid Taxes), (3) unbilled accounts receivable, and (4) capitalized commission costs classified as current assets, minus (b) the sum of all current liabilities (each as defined by and determined in accordance with the Accounting Principles), including Deferred Revenue (both current and long term) and Pre-Closing Taxes not reflected in Third Party Expenses but excluding all Closing Indebtedness and Third Party Expenses. For the avoidance of doubt, a sample working capital statement calculating the Net Working Capital is attached here as Schedule C.

(xii) “Net Working Capital Collar” shall mean a dollar range from and including negative twelve million dollars (-$12,000,000) to and including negative ten million dollars (-$10,000,000).

(xiii) “Net Working Capital Shortfall” shall mean the amount (if any) by which the Closing Net Working Capital is less than the lowest number within the Net Working Capital Collar (it being understood that if the Closing Net Working Capital is greater than or equal to the lowest number within Net Working Capital Collar, the Net Working Capital Shortfall shall be $0).

(xiv) “Net Working Capital Surplus” shall mean the amount (if any) by which the Closing Net Working Capital is greater than the greatest number within the Net Working Capital Collar (it being understood that if the Closing Net Working Capital is less than or equal to the greatest number within the Net Working Capital Collar, the Net Working Capital Surplus shall be $0).

(xv) “Per Participating Share Consideration” shall mean, with respect to each Company Share, the quotient obtained by dividing (x) the Total Participating Consideration by (y) the Total Outstanding Shares.

(xvi) “Series A Per Share Consideration” shall mean, with respect to each Series A Preferred Share, (A) $0.50 plus any dividends declared but unpaid thereon (the “Series A Per Share Preference”), plus (B) the Per Participating Share Consideration.

(xvii) “Series B Per Share Consideration” shall mean, with respect to each Series B Preferred Share, (A) $1.7925 plus any dividends declared but unpaid thereon (the “Series B Per Share Preference”), plus (B) the Per Participating Share Consideration.

(xviii) “Third Party Expenses” shall have the meaning set forth in Section 7.9(a).

(xix) “Total Closing Consideration” shall mean an amount in cash equal to Six Hundred and Seventy Million Dollars ($670,000,000), plus the Total Closing Consideration Adjustment Amount (which may be a negative number).

(xx) “Total Closing Consideration Adjustment Amount” means, without duplication, an amount of cash equal to (i) the Aggregate Exercise Price, plus (ii) Closing Cash, minus (iii) Closing Indebtedness, minus (iv) unpaid Third Party Expenses, plus (v) the Net Working Capital Surplus (if any) or minus (vi) the Net Working Capital Shortfall (if any).

(xxi) “Total Participating Consideration” shall mean an amount of cash equal to (i) the Total Closing Consideration, minus (ii) the Aggregate Liquidation Preference.

(xxii) “Total Consideration” shall mean (x) the Total Closing Consideration, plus (y) the Positive Adjustment Amount, if any, or minus (z) the Negative Adjustment Amount, if any.

(xxiii) “Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Time, counted on an as converted to Company Ordinary Share basis (excluding any Cancelled Shares), plus (ii) the aggregate number of Company Ordinary Shares issuable upon the exercise of all Vested Company Options that remain unexercised and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of Company Ordinary Shares issuable upon the exercise of all Unvested Company Options that remain unexercised and outstanding immediately prior to the Effective Time (excluding any Company Ordinary Shares subject to Cancelled Unvested Options), plus (iv) the aggregate number of Company Ordinary Shares issuable upon settlement of all Company RSUs that remain outstanding immediately prior to the Effective Time (excluding any Company Ordinary Shares subject to Cancelled RSUs).

(xxiv) “Total Per Share Consideration” shall mean, with respect to each Company Share, the right to receive (A)(x) the Series A Per Share Consideration in respect of each Series A Preferred Share; (y) the Series B Per Share Consideration in respect of each Series B Preferred Share; or (z) the Per Participating Share Consideration in respect of each Company Ordinary Share, Series B-1 Preferred Share, Series B-2 Preferred Share, Series B-3 Preferred Share, and Series C Preferred Share).

(b) Preparation and Delivery of Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Pre-Closing Statement”), in a form and substance reasonably satisfactory to Buyer, setting forth the Company’s good faith estimate of each component of the Total Closing Consideration Adjustment Amount (including an itemized list of each asset and liability reflected in the Closing Net Working Capital), together with a calculation of the Total Closing Consideration based on the foregoing amount (the amount so calculated being referred to herein as the “Estimated Total Closing Consideration”). The Pre-Closing Statement shall be prepared in accordance with the Accounting Principles.

(c) Preparation and Delivery of Post-Closing Statement. As soon as reasonably practicable following the Closing, but in no event later than forty-five (45) calendar days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Securityholder Representative a certificate (the “Post-Closing Statement”), setting forth Buyer’s good faith calculation of each component of the Total Closing Consideration Adjustment Amount as of the Closing (including an itemized list of each asset and liability reflected in the Closing Net Working Capital), together with a calculation of what Total Closing Consideration would have been at the Closing had such amount been calculated based on the foregoing amounts. The Post-Closing Statement shall be prepared using the Accounting Principles. Any component of the Pre-Closing Statement that is not expressly disputed in the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal pursuant to this Section 1.4.

(d) Review of Post-Closing Statement. Buyer shall provide the Securityholder Representative with reasonable access, during normal business hours and upon reasonable advance written notice, to supporting documentation in order to review the Post-Closing Statement. The Securityholder Representative shall have thirty (30) days following Buyer’s delivery of the Post-Closing Statement (the “Review Period”) to review the same together with information requested in accordance with this Section 1.4(d). Prior to the expiration of the Review Period, the Securityholder Representative shall deliver to Buyer a written statement accepting or disputing the Post-Closing Statement. In the event that the Securityholder Representative shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of the Securityholder Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”), as well as the Securityholder Representative’s calculations of the applicable items in the Dispute Statement. Any component of the Post-Closing Statement that is not expressly disputed in a Dispute Statement shall be final and binding on the parties hereto and not subject to appeal. If the Securityholder Representative does not deliver a Dispute Statement to Buyer within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

(e) Dispute Resolution. If the Securityholder Representative delivers a Dispute Statement during the Review Period, Buyer and the Securityholder Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the

Dispute Statement during the thirty (30) calendar days immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and the Securityholder Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Buyer and the Securityholder Representative during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Buyer and the Securityholder Representative do not resolve all such disputed items by the end of the Resolution Period, Buyer and the Securityholder Representative shall submit all items remaining in dispute with respect to the Dispute Statement to a nationally recognized independent accounting firm upon which Buyer and the Securityholder Representative shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Post-Closing Statement, shall determine only those items remaining in dispute between Buyer and the Securityholder Representative, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Buyer in the Post-Closing Statement or the amount of such disputed item as proposed by the Securityholder Representative in the Dispute Statement. Each of Buyer and the Securityholder Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and the Securityholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and the Securityholder Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Buyer, on the one hand, and the Securityholder Representative (on behalf of the Indemnifying Parties, first out of the Expense Fund, and only after the Expense Fund is exhausted, then from the Indemnifying Parties directly), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted.

(f) Final Total Closing Consideration. The Total Closing Consideration, calculated based on Total Closing Consideration Adjustment Amount as deemed final and binding on the parties hereto pursuant to this Section 1.4, is referred to herein as the “Final Total Closing Consideration.”

1.5 Further Action. If at any time from and after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Buyer, Merger Sub, and the officers and directors of the Company, Buyer and Merger Sub, are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE II

CLOSING AND CLOSING PAYMENTS

2.1 The Closing. Unless this Agreement is validly terminated pursuant to Section 8.1, Buyer, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) within three (3) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, unless another time or place is mutually agreed upon in writing by Buyer and the Company. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”

2.2 Closing Conditions.

(a) Mutual Conditions. The respective obligations of Buyer, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(i) Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(ii) Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the Merger and the other transactions contemplated hereby, if any, under the HSR Act shall have expired or been terminated and all consents, clearances, or approvals (as applicable) of the Governmental Entities listed on Schedule 2.2(a)(ii) required to be obtained prior to the Effective Time in connection with the Merger and the other transactions contemplated hereby shall have been obtained without any conditions thereto other than conditions which Buyer shall have accepted in its absolute discretion.

(iii) No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) promulgated, issued or granted by a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting or preventing consummation of the Merger or any other transaction contemplated hereby in accordance with the terms hereof.

(b) Additional Buyer and Merger Sub Conditions. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by Buyer:

(i) Company Representations and Warranties.

(A) Each of the Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of such date).

(B) Each of the representations and warranties of the Company (other than the Fundamental Representations) shall be true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably be expected to have a Company Material Adverse Effect.

(ii) Company Covenants. The Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement and the Related Agreements required to be performed or complied with by the Company prior to the Closing.

(iii) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred that is continuing.

(iv) No Litigation. There shall be no Action of any kind or nature pending against Buyer or any of its Subsidiaries, or against the Company or any of its Subsidiaries, by any Governmental Entity arising out of, or in any way connected with, this Agreement, the Merger or any other transactions contemplated hereby.

(v) Appraisal Claims and Rights. No more than five percent (5%) of the Company Shareholders representing outstanding Company Shares counted on an as converted to Company Ordinary Share basis shall have exercised (or have a continuing right to exercise) dissenters’ or similar rights under the BVI Act or applicable Law with respect to the transactions contemplated by this Agreement.

(vi) Joinder Agreements. Buyer shall have received executed Joinder Agreements from Indemnifying Parties representing, in the aggregate, at least ninety percent (90%) of the Pro Rata Portion of the Indemnity Escrow Amount.

(vii) 280G Shareholder Approval. With respect to any payments and/or benefits that Buyer determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder), the Company Shareholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and failed to approve such “parachute payments,” and as a consequence thereof, such “parachute payments” shall not be paid or provided for in any manner and Buyer and its subsidiaries shall not have any liabilities (or lost or unavailable tax deductions) with respect to such “parachute payments.”

(viii) Holdback Agreements. Buyer shall have received an executed Holdback Agreement, substantially in the form attached hereto as Exhibit F (the “Holdback Agreement”), from each Founder and Key Executive.

(ix) New Employment Arrangements.

(A) Each of the Non-Competition and Non-Solicitation Agreements executed concurrently with this Agreement shall be in full force and effect shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.

(B) Each of the Offer Letters executed by each of the Founders, Key Executives and Key Employees, concurrently with this Agreement, shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto (not including the Buyer), and no Founder, Key Executive or Key Employee shall have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable), or taken action toward terminating his or her employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Corporation or Buyer following the Closing. All of the Founders, Key Executives and Key Employees (1) shall have satisfied Buyer’s customary employee background investigation (which includes the absence of a record of any criminal conviction in all applicable court and police records), (2) shall have executed Buyer’s Inventions and Proprietary Rights Assignment Agreement and Code of Conduct, and (3) if currently working in the United States, shall be eligible to work in the United States.

(C) At least 90% of the total number of Other Employees who have received an offer of employment (other than a transitional offer of employment) with equivalent or greater base compensation and cash bonus opportunity (if applicable) than those currently provided by the Company (1) shall have signed an Offer Letter that is reasonably acceptable to Buyer, in each case effective on the first Business Day after the Closing Date, (2) shall not have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable), or taken action toward terminating his or her employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Corporation or Buyer following the Closing, (3) shall have satisfied Buyer’s customary employee background investigation (which includes the absence of a record of any criminal conviction in all applicable court and police records), (4) shall have executed Buyer’s Inventions and Proprietary Rights Assignment Agreement and Code of Conduct, and (E) if currently working in the United States, shall be eligible to work in the United States.

(x) Third Party Contracts.

(A) Buyer shall have received all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 2.2(b)(x)(A).

(B) Buyer shall have received evidence reasonably satisfactory to Buyer that each of the Terminated Agreements has been terminated (or will be terminated as of the Effective Time) and is of no further force or effect (or will be of no further force or effect as of the Effective Time).

(C) Buyer shall have received evidence reasonably satisfactory to Buyer that each of the Amended Agreements has been amended (or will be amended effective as of the Effective Time) in accordance with the terms set forth on Schedule 2.2(b)(x)(C) and such Amended Agreements, as so amended, are in full force and effect.

(xi) Termination of Shareholder Agreements. All of the Shareholder Agreements set forth on Schedule 2.2(b)(xi) shall have been terminated.

(xii) Termination of Employee Plans. If requested by Buyer, the 401(k) Plans shall have been terminated.

(xiii) Required Financial Statements. Buyer shall have received from the Company all audited and unaudited financial statements of the Company and its Subsidiaries that are required to be filed on (or as an exhibit to) a Current Report on Form 8-K in connection with the Merger pursuant to applicable Law, including the rules and regulations of the SEC (including Regulation S-X and Rule 3-05 thereunder), excluding any required pro forma financial statements (even if such financial statements (and related pro forma financial statements) are not required to be so filed prior to or at the Closing).

(xiv) Company Closing Certificates.

(A) Officer’s Certificate. Buyer shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 2.2(b)(i), 2.2(b)(ii), 2.2(b)(iii), 2.2(b)(iv) (solely as to Actions against the Company or its Subsidiaries), 2.2(b)(v), 2.2(b)(ix)(B), and 2.2(b)(ix)(C) have been satisfied.

(B) Secretary’s Certificate. Buyer shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying (i) as to the terms and effectiveness of the Governing Documents, (ii) as to the valid adoption of resolutions of the Company’s board of directors (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Company’s board of directors) and (iii) that the Requisite Shareholder Approval has been obtained.

(C) FIRPTA Certificate. Buyer shall have received a FIRPTA Compliance Certificate in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.

(xv) Payoff Documents. Buyer shall have received duly and validly executed Payoff Letters, Encumbrance Release Documents and Closing Expense Pay-off Letters.

(xvi) Pre-Closing Statement. Buyer shall have received the Pre-Closing Statement, certified as complete and correct on behalf of the Company by the Chief Executive Officer of the Company.

(xvii) Payment Spreadsheet. Buyer shall have received the Payment Spreadsheet, certified as complete and correct on behalf of the Company by the Chief Executive Officer of the Company.

(xviii) Certificate of Good Standing. Buyer shall have received (i) a certificate of good standing from the Registrar which is dated within two (2) Business Days prior to Closing with respect to the Company and (ii) a certificate of good standing from the applicable Governmental Entity in each jurisdiction where it is qualified to do business, all of which are dated within five (5) Business Days prior to the Closing with respect to the Company.

(c) Additional Company Conditions. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived in writing exclusively by the Company:

(i) Buyer Representations and Warranties. Each of the representations and warranties of Buyer and Merger Sub in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of Buyer and Merger Sub as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of such date).

(ii) Buyer Covenants. Buyer and Merger Sub shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by them prior to the Closing.

(iii) Officer’s Certificate. The Company shall have received a certificate from Buyer, validly executed by a duly authorized officer of Buyer for and on Buyer’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 2.2(c)(i) and 2.2(c)(ii) have been satisfied.

2.3 Payment of Total Closing Consideration.

(a) Payment Spreadsheet. At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer the “Payment Spreadsheet” in a form and substance reasonably satisfactory to Buyer and accompanied by documentation reasonably satisfactory to Buyer in support of the information set forth therein. The Payment Spreadsheet shall set forth the following information in reasonable detail:

(i) with respect to each Company Shareholder: (i) the name, address, social security number (or tax identification number, as applicable) (if available), jurisdiction of Tax residence and (if available) e-mail address of such Person and an indication as to whether such Person is a Continuing Employee or a Non-Continuing Employee; (ii) the number, class, Book-Entry Entitlement identifier and series of shares of Company Shares held by such Person; (iii) the date of acquisition of such Company Shares; (iv) the amount of Taxes that are to be withheld from the Total Per Share Consideration that such Person is entitled to receive on account of such Company Shares (other than U.S. federal backup withholding Taxes that could result from failure to submit a Form W-9 or Form W-8BEN or comparable withholding documentation); (v) the Total Per Share Consideration that such Person is entitled to receive on account of such Company Shares; (vi) the Pro Rata Portion of such Person as of the Effective Time, (vii) bank account and other wire transfer information and instructions of such Person and an address to which any check should be mailed to such Person (solely with respect to Company Shareholders who have submitted Exchange Documents in advance); and (viii) such other additional information which Buyer may reasonably request in order to facilitate the payments contemplated hereby;

(ii) with respect to each Company Optionholder: (i) the name, address, social security number (or tax identification number, as applicable, and as permitted under governing data privacy law), jurisdiction of Tax residence, and (if available) e-mail address of such Person, and an indication as to whether such Person is a Continuing Employee, Non-Continuing Employee or non-employee advisor to the Company; (ii) whether such Person is an employee, consultant or director of the Company; (iii) the grant date of each Company Option held by such Person and expiration date of each such Company Option (if applicable); (iv) whether each such Company Option (if applicable) was granted pursuant to a Company Employee Plan, and the name of such Company Employee Plan; (v) the vesting schedule (including all acceleration provisions) applicable to each such Company Option and the extent to which each such Company Option is vested as of immediately prior to the Effective Time; (vi) the exercise price per share and the number, class, status as book-entry and series of shares of Company Shares underlying each such Company Option; (vii) the portion of the Total Per Share Consideration that such Person is entitled to receive, if any, on account of all Vested Company Options and the number of Buyer Options that such Person is entitled to receive, if any, on account of all Unvested Company Options; (viii) Pro Rata Portion of such Person as of the Effective Time, and (ix) whether payment to such Person can and should be made through the Company’s normal payroll processes and, if not, bank account and other wire transfer information and instructions of such Person and an address to which any check should be mailed to such Person (solely with respect to Company Optionholders who have submitted Exchange Documents in advance); and (x) such other additional information which Buyer may reasonably request in order to facilitate the payments contemplated hereby;

(iii) with respect to each Company RSU Holder: (i) the name, address, social security number (or tax identification number, as applicable, and as permitted under governing data privacy law), jurisdiction of Tax residence, and (if available) e-mail address of such Person, and an indication as to whether such Person is a Continuing Employee, Non-Continuing Employee or non-employee advisor to the Company; (ii) whether such Person is an employee, consultant or director of the Company; (iii) the grant date of each Company RSU held by such Person; (iv) whether each such Company Option (if applicable) was granted pursuant to a Company Employee Plan, and the name of such Company Employee Plan; (v) the vesting schedule (including all acceleration provisions) applicable to each such Company RSU; (vi) the number, class, status as book-entry and series of shares of Company Shares underlying each such Company RSU; (vii) the number of Buyer RSUs that such Person is entitled to receive, if any, on account of all Company RSUs; and (viii) such other additional information which Buyer may reasonably request in order to facilitate the payments contemplated hereby;

(iv) with respect to each Founder and Key Executive: (i) the aggregate portion of the Total Closing Consideration to be paid to such Person; (ii) the Holdback Consideration Amount to be held back from such Person; and (iii) such other additional information which Buyer may reasonably request in order to facilitate the payments contemplated hereby; and

(v) a calculation of the aggregate portion of the Total Closing Consideration to be paid to any Person.

(b) Closing Payments.

(i) Retention of Holdback Consideration. Notwithstanding anything in this Agreement to the contrary, at the Closing, Buyer will retain the Holdback Consideration Amount from the aggregate Total Closing Consideration payable to each Founder and Key Executive in respect of such Person’s Company Shares pursuant to the terms set forth in the applicable Holdback Agreement. Each Founder and Key Executive shall be entitled to receive the Holdback Consideration Amount payable to such Founder or Key Executive in accordance with the terms set forth in such Founder or Key Executive’s Holdback Agreement.

(ii) Payment Fund. At the Closing, Buyer shall transfer or cause to be transferred to the Payment Agent an amount of cash equal to (i) that portion of the Total Closing Consideration to be paid in cash to the Company Securityholders at the Effective Time pursuant to Section 1.3, less (ii) the Indemnity Escrow Amount, less (iii) the Adjustment Escrow Amount, less (iv) the Expense Cash, less (v) the aggregate Holdback Consideration Amount for all Founders and Key Executives, less (vi) that portion of the Total Closing Consideration that it reasonably determines appropriate to be paid through payroll distributions of the Surviving Corporation, Buyer, or other Person, in accordance with the terms of this Agreement (such funds deposited with the Payment Agent, the “Payment Fund”).At any time following the last day of the sixth month following the Effective Time, Buyer shall be entitled to require the Payment Agent to deliver to Buyer or its designated successor or assign all cash amounts that have been deposited with the Payment Agent pursuant to this Section 2.3(b)(ii), and any and all interest thereon or other income or proceeds thereof, not disbursed to the owners of Book-Entry Entitlements pursuant to Section 2.3(c), and thereafter the owners of Book-Entry Entitlements shall be entitled to look only to Buyer (subject to the terms of Section 2.3(c)(vii)) only as general creditors thereof with respect to any and all cash amounts that may be payable to such owners of Book-Entry Entitlements pursuant to Section 1.3 upon the cancellation of such Book-Entry Entitlements and duly executed Exchange Documents in the manner set forth in Section 2.3(c). No interest shall be payable for the cash amounts delivered to Buyer pursuant to the provisions of this Section 2.3(b)(ii) and which are subsequently delivered to the owners of Book-Entry Entitlements.

(iii) Payroll Deposit.At the Closing, Buyer shall transfer or cause to be transferred through the payroll service of Buyer or the Surviving Corporation or the Paying Agent, as determined by Buyer, that portion of the Total Closing Consideration to be paid to the Company Optionholders with respect to their Vested Company Options pursuant to Section 1.3(c)(i). Notwithstanding anything herein to the contrary, Buyer shall be permitted to cause any portion of the Total Closing Consideration payable to a Company Employee to be paid by the Surviving Corporation or Buyer (or such other entity employing such Company Employee) through such Person’s regular payroll distributions and subject to applicable Tax withholdings, and Buyer shall cause each such payment to be made no later than the second regularly scheduled payroll distribution following the date such cash amount becomes payable in accordance with the terms and conditions of this Agreement. In furtherance of the foregoing, the Company shall take such actions and, upon Buyer’s reasonable request, provide such information that may be necessary or appropriate prior to the Closing Date to facilitate the making of any payroll distribution referenced in this Section 2.3(b)(iii).

(iv) Indemnity Escrow Fund. At the Closing, Buyer shall transfer the Indemnity Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Indemnity Escrow Fund”) under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Indemnity Escrow Amount with the Escrow Agent in accordance with the preceding sentence, Buyer shall be deemed to have contributed on behalf of each Company Shareholder and each holder of Vested Company Options its, his or her Pro Rata Portion of the Indemnity Escrow Amount to the Indemnity Escrow Fund. The parties hereto agree that Buyer shall be treated as the owner of the cash in the Indemnity Escrow Fund for all Tax purposes until such funds are disbursed pursuant to this Agreement and the Escrow Agreement and that all interest on or other taxable income, if any, earned from the investment of such cash in the Indemnity Escrow Fund pursuant to this Agreement shall be treated for Tax purposes as earned by Buyer.

(v) Adjustment Escrow Fund. At the Closing, Buyer shall transfer the Adjustment Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Adjustment Escrow Fund”) under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Adjustment Escrow Amount with the Escrow Agent in accordance with the preceding sentence, Buyer shall be deemed to have contributed on behalf of each Company Shareholder and each holder of Vested Company Options its, his or her Pro Rata Portion of the Adjustment Escrow Amount to the Adjustment Escrow Fund. The parties hereto agree that Buyer is the owner of the cash in the Adjustment Escrow Fund and that all interest on or other taxable income, if any, earned from the investment of such cash in the Adjustment Escrow Fund pursuant to this Agreement shall be treated for Tax purposes as earned by Buyer.

(vi) Debt Payoff. At the Closing, Buyer shall pay (or cause to be paid) the amount specified in each Payoff Letter to the extent not paid prior to the Closing.

(vii) Expense Payoff. At the Closing, Buyer shall pay (or cause to be paid) the amount specified in each Closing Expense Payoff Letter to the extent not paid prior to the Closing.

(viii) Expense Fund. At the Closing, Buyer shall transfer the Expense Cash to the Securityholder Representative to hold in trust under the terms of this Agreement as the Expense Fund. Upon deposit of the Expense Fund with the Securityholder Representative in accordance with the preceding sentence, Buyer shall be deemed to have contributed on behalf of each Company Shareholder and each holder of Vested Company Options its, his or her Pro Rata Portion of the Expense Fund. The parties agree that for income Tax purposes, the Expense Fund shall be treated in accordance with the terms of Section 10.3(c).

(c) Payment Procedures.

(i) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver written instruction to its transfer agent, eShares, Inc., d/b/a Carta, Inc. (the “Transfer Agent”), with a copy to Buyer, directing the Transfer Agent to (A) cancel all electronic certificates representing Company Shares (the “Book-Entry Entitlements”), such cancellation to be effective as of the Effective Time, and (B) deliver to Buyer and the Payment Agent, as promptly as practicable, but in no event later than two (2) Business Days after the Effective Time, written confirmation of the cancellation of all Book-Entry Entitlements (the “Cancellation Certificate”).

(ii) As soon as reasonably practicable following the Closing, Buyer or the Payment Agent shall distribute a letter of transmittal in customary form and substance to each Company Shareholder at the address or e-mail address set forth opposite each such Person’s name on the Payment Spreadsheet.

(iii) After receipt by the Payment Agent of a letter of transmittal and any other documents (including applicable tax forms) that Buyer or the Payment Agent may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, Buyer shall cause the Payment Agent to pay to the holder of such Company Shares in exchange therefor the Total Closing Consideration payable in respect thereto pursuant to Section 1.3. No portion of the Total Closing Consideration shall be paid or payable to the holder of any Company Shares until the Transfer Agent shall have delivered the Cancellation Certificate and the holder of such Company Shares and delivered validly executed Exchange Documents in accordance with the terms and conditions hereof.

(iv) In the event that any Person entitled to consideration hereunder has outstanding loans from the Company or any Subsidiary as of the Effective Time, the consideration payable to such Person pursuant to Section 1.3 shall be reduced by an amount equal to the outstanding principal plus accrued interest, if any, of such Person’s loans as of the Effective Time, plus any other amounts owed by such Person to the Company or any Subsidiary (collectively, such Person’s “Loan Repayment Amount”). Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.3(c)(iv). To the extent the consideration payable to such Person is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Person.

(v) If any cash amounts are to be disbursed pursuant to Section 1.3 to a Person other than the Person whose name is reflected in the Book-Entry Entitlement, it will be a condition of the issuance or delivery thereof that the person requesting such exchange will have paid to Buyer or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the Total Closing Consideration in any name other than that of the owner of the Book-Entry Entitlement, or established to the satisfaction of Buyer or any agent designated by it that such Tax has been paid or is not payable.

(vi) The cash amounts paid in respect of the cancellation of Company Shares in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such Company Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares which were outstanding immediately prior to the Effective Time.

(vii) Notwithstanding anything to the contrary in this Section 2.3, none of Buyer, the Payment Agent, the Surviving Corporation, nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4 Payment of Post-Closing Adjustment to Total Closing Consideration.

(a) Remaining Adjustment Escrow Fund. “Remaining Adjustment Escrow Fund Amount” shall mean an amount equal to all funds remaining in the Adjustment Escrow Fund after the determination of the Final Total Closing Consideration pursuant hereto and the payment of any amounts contemplated by Section 2.4(b) or Section 2.4(c)(i).

(b) Positive Adjustment.

(i) If the amount of the Final Total Closing Consideration exceeds the amount of the Estimated Total Closing Consideration (such excess amount, the “Positive Adjustment Amount”), then within five (5) Business Days after the determination of the Final Total Closing Consideration, Buyer shall deposit or cause to be deposited in the Payment Fund held by the Payment Agent, by wire transfer of immediately available funds, an amount in cash equal to the Positive Adjustment Amount, if any.

(ii) As soon as reasonably practicable following delivery of the Positive Adjustment Amount pursuant to Section 2.5(b)(i), (A) Buyer shall deliver or cause to be delivered to each Company Securityholder such Person’s Pro Rata Portion of the Positive Adjustment Amount and (B) Buyer and the Securityholder Representative shall give the Escrow Agent joint written instructions to promptly deliver to each Company Securityholder such Person’s Pro Rata Portion of the Remaining

Adjustment Escrow Fund Amount. For the avoidance of doubt, Buyer may choose to route the foregoing payments through the Payment Agent or, in the case of any payments in respect of Vested Company Options, through the Surviving Corporation’s payroll system in order to effectuate all applicable Tax withholding obligations on such payments.

(c) Negative or No Adjustment.

(i) If the amount of the Estimated Total Closing Consideration exceeds the amount of the Final Total Closing Consideration (such excess amount, the “Negative Adjustment Amount”), then within five (5) Business Days after the determination of the Final Total Closing Consideration pursuant to Section 1.4, Buyer and the Securityholder Representative shall provide joint written instructions to the Escrow Agent to promptly deliver to Buyer from the Adjustment Escrow Fund, in immediately available funds by wire transfer to an account designated by Buyer in writing, an amount in cash equal to the lesser of (x) the Negative Adjustment Amount and (y) the Adjustment Escrow Amount.

(ii) If the Negative Adjustment Amount is greater than the Adjustment Escrow Amount, then within five (5) Business Days after the determination of the Final Total Closing Consideration pursuant to Section 1.4, Buyer and the Securityholder Representative shall provide joint written instructions to the Escrow Agent to promptly deliver to Buyer from the Indemnity Escrow Fund by wire transfer to an account designated by Buyer in writing, an amount in cash equal to the (x) the Negative Adjustment Amount, less (y) the amount paid to Buyer from the Adjustment Escrow Fund pursuant to Section 2.5(c)(i), or such lesser amount as may be then remaining in the Indemnity Escrow Fund.

(iii) In the event either the Negative Adjustment Amount is less than the Adjustment Escrow Amount or the amount of the Estimated Total Closing Consideration equals the amount of the Final Total Closing Consideration, then as soon as reasonably practicable after the determination of the Final Total Closing Consideration, Buyer and the Securityholder Representative shall give the Escrow Agent joint written instructions to promptly deliver to each Company Securityholder such Person’s Pro Rata Portion of the Remaining Adjustment Escrow Fund Amount. For the avoidance of doubt, Buyer may choose to route the foregoing payments through the Payment Agent or, in the case of any payments in respect of Vested Company Options, through the Surviving Corporation’s payroll system in order to effectuate all applicable Tax withholding obligations on such payments.

(d) Tax Treatment. Any payment made under this Section 2.4 to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Closing Consideration.

2.5 Withholding Taxes. The Company, the Payment Agent, the Escrow Agent, Buyer and the Surviving Corporation and their agents and Affiliates, shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement any amounts required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax law or under any Laws or Orders, and shall be provided with any necessary Tax forms, including a valid IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, and any similar information, including any information for U.S. federal, state or local or non-U.S. Tax purposes. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that any payment to any Person is not reduced by such deductions or withholdings, such Person shall indemnify Buyer and its Affiliates (including, after the Effective Time, the Surviving Corporation) for any amounts imposed by and paid over to a Governmental Entity with respect to any such Taxes, together with any costs and expenses relating thereto (including reasonable attorneys’ fees and costs of investigation) except for costs or expenses resulting from the gross negligence or willful misconduct of Buyer and its Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule supplied by the Company to Buyer on the date of this Agreement (the “Disclosure Schedule”) or in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is readily apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein that it applies to such other section, subsection or sub-clause of this Article III, the Company hereby represents and warrants to Buyer and Merger Sub, as of the Agreement Date and as of the Closing Date, as though made at the Closing Date, as follows:

3.1 Organization and Good Standing.

(a) The Company is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license material to the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name

(b) The Company has Made Available true, correct and complete copies of its Memorandum and Articles of Association, as amended through the date hereof (collectively, the “Governing Documents”). The board of directors of the Company has not approved or proposed, nor has any Person proposed, any amendment to any of the Governing Documents.

(c) Section 3.1(c) of the Disclosure Schedule lists the directors and officers of the Company as of the date of this Agreement.

(d) Section 3.1(d) of the Disclosure Schedule lists every jurisdiction in which the Company has Employees or facilities or otherwise conducts its business as of the date of this Agreement.

3.2 Authority and Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the board of directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this

Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other transactions contemplated hereby and thereby in accordance with the terms hereof, other than the adoption of this Agreement and approval of the Merger by Company Shareholders representing the Requisite Shareholder Approval.

(b) The Requisite Shareholder Approval is the only vote of the Company Shareholders required under applicable Law, the BVI Act, the Governing Documents and all Contracts to which the Company or any Subsidiary is a party to legally adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

(c) This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

3.3 Governmental Approvals . No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Merger or any other transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws and state “blue sky” laws and (ii) the BVI Act, (b) the registration of Articles of Merger and the Plan of Merger by the Registrar pursuant to Section 171 of the BVI Act and (c) the HSR Filing and any required filing under non-US antitrust, competition, or merger control laws.

3.4 Conflicts . The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Governing Documents or the organizational documents of any Subsidiary, as amended, (b) any Material Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) assuming compliance with the Laws contemplated by Section 3.3, any Law or Order applicable to the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible). Section 3.4 of the Disclosure Schedule sets forth all necessary consents, notices, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Material Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation and each of its Subsidiaries will be permitted to exercise all of its rights under all Material Contracts to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary, as the case may be, would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

3.5 Company Capital Structure .

(a) The Company is authorized to issue a maximum of 44,000,000 Company Ordinary Shares, of which 8,890,553 are issued and outstanding as of the Agreement Date, and 25,934,308 Company Preferred Shares, of which 25,693,569 are issued and outstanding as of the Agreement Date, of which (i) 6,480,000 are designated “Series A Preferred Shares”, 6,480,000 shares of which are issued and outstanding as of the Agreement Date, (ii) 5,578,756 are designated “Series B Preferred Shares”, 5,578,756 shares of which are issued and outstanding as of the Agreement Date, (iii) 3,288,010 are designated “Series B-1 Preferred Shares”, 3,288,010 shares of which are issued and outstanding as of the Agreement Date, (iv) 2,238,881 are designated “Series B-2 Preferred Shares”, 2,238,881 shares of which are issued and outstanding as of the Agreement Date, (v) 2,086,747 are designated “Series B-3 Preferred Shares”, 2,086,747 shares of which are issued and outstanding as of the Agreement Date and (vi) 6,261,914 are designated “Series C Preferred Shares”, 6,021,175 shares of which are issued and outstanding as of the Agreement Date. There are no restricted shares or treasury shares outstanding. Each Company Preferred Share is convertible on a one-share-for-one-share basis into a Company Ordinary Share. As of the Agreement Date, all the Company Shares are held by the Persons and in the amounts set forth in Section 3.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable Book-Entry Entitlement representing such shares and the domicile addresses of record of such Persons. Section 3.5(a) of the Disclosure Schedule shall be updated to reflect any exercises of Company Options or transfers of Company Shares occurring between the date of this Agreement and the Closing Date. All outstanding shares of Company Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by applicable Law, statute, the Governing Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding Company Shares are represented by Book-Entry Entitlements on an electronic platform offered by the Transfer Agent.

(b) All outstanding Company Shares and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. No Company Shareholder has exercised any right of redemption, if any, provided in the Governing Documents with respect the Company Preferred Shares, and the Company has not received notice that any Company Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Shares. Other than the Company Shares set forth in Section 3.5(a) of the Disclosure Schedule (as it may be updated pursuant to Section 3.5(a)), the Company has no other shares authorized, issued or outstanding.

(c) Except for the Plan, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Plan has been duly authorized, approved and adopted by the Company’s board of directors and the Company Shareholders and is in full force and effect. The Company has reserved 8,804,703 Company Ordinary Shares for issuance to employees and directors of, and consultants to, the Company upon the issuance of shares or the exercise of options granted under the Plan, of which (i) 6,812,703 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 1,187,702 shares have been issued upon the exercise of options or purchase of restricted shares granted under the Plan and remain outstanding as of the date of this Agreement and (iii) 804,298 shares remain available for future grant. Section 3.5(c) of the Disclosure Schedule sets forth as of the

Agreement Date for each outstanding Company Option, the name of the holder, the domicile address of record of such holder, whether such holder is an employee of the Company, the number of shares of Company Shares issuable upon the exercise of such option, the date of grant, the exercise price (if any), the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, and, for any option, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such Company Option is subject to Section 409A of the Code. No Company Option has been granted with an exercise price less than the fair market value of a Company Ordinary Share on the date of grant. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Buyer Common Stock and the termination of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Shareholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of the forms of all agreements and instruments relating to or issued under the Plan have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of Company Restricted Shares under the Plan or any other Contract relating to such Company Options. All holders of Company Options are current employees or non-employee directors of the Company.

(d) Section 3.5(d) of the Disclosure Schedule sets forth, as of the Agreement Date, all Indebtedness of the Company and each Subsidiary, including the amount of such Indebtedness, a breakdown of the following components of such Indebtedness: the principal, accrued interest, any prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any or all of such Indebtedness were prepaid, extinguished, unwound and settled in full prior to maturity, a description of any assets securing such Indebtedness, and Person to whom such Indebtedness is owed, and, other than as set forth therein, the Company and the Subsidiaries have no outstanding Indebtedness. No such Indebtedness is subject to any restriction upon the prepayment of any such Indebtedness. With respect to each such item of Indebtedness, neither the Company nor any Subsidiary is in default and no payments are past due. There are no outstanding loans or Indebtedness involving, on the one hand, the Company and on the other hand, any of the Company Securityholders. After giving effect to the Closing and the repayment of the Closing Indebtedness set forth in the Pre-Closing Statement, the Company and its Subsidiaries will have no Indebtedness. As of the Agreement Date, all Contracts relating to Indebtedness of the Company and its Subsidiaries have been Made Available to Buyer.

(e) No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which the Company Shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting shares of the Company, are issued or outstanding as of the date of this Agreement.

(f) Except for the Company Options and the Company RSUs, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to the Company or any Subsidiary (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting shares of the Company or any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Shares. As a result of the Merger, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Shares and all rights to acquire or receive any shares of Company Shares, whether or not such shares of Company Shares are outstanding.

(g) Other than the Company Shares listed on Section 3.5(a) of the Disclosure Schedule and the Company Options listed on Section 3.5(c) of the Disclosure Schedule, as of the Agreement Date, there are no Company Securities authorized, issued or outstanding, and there are no promises, obligation or agreements (whether or not enforceable, written or oral) to issue any Company Securities.

(h) The allocation of the Total Closing Consideration set forth in Article I and contribution to, and distributions from, the Adjustment Escrow Fund, the Indemnity Escrow Fund, and the Expense Fund set forth throughout this Agreement, is consistent with, and do not violate, the Governing Documents, the Plan, and any Contract applicable to any Company Securities to which the Company is a party.

3.6 Company Subsidiaries .

(a) Section 3.6(a) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary, except where the failure to be so qualified or licensed would not be material to such Subsidiary. A true, correct and complete copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date of this Agreement, has been Made Available. All of the outstanding shares of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Section 3.6(a) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement.

(b) Section 3.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Subsidiaries listed in Section 3.6(a) of the Disclosure Schedule) in which the Company owns any shares or any interest. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person (other than another Subsidiary).

3.7 Company Financial Statements; Internal Financial Controls .

(a) Section 3.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2017, and the related consolidated statements of income, cash flow and shareholders’ equity for the 12-month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of December 31, 2018 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the twelve months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records.

(b) The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Company or any Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Subsidiary.

(c) The Company and each Subsidiary has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any Subsidiary (including any Employee thereof) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries has any off balance sheet liability of any nature to, or any financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries.

3.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability, indebtedness, obligation, expense, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date that do not exceed $1,000,000 in the aggregate, (c) liabilities under contracts of the Company and Subsidiaries, which have been Made Available, that are set forth in and identifiable by reference to the text of such contracts, and (d) liabilities for Third Party Expenses. For clarity, in the event that a third party claim involving the Company or any Subsidiary is brought following the Agreement Date, the mere existence of such claim shall not, in and of itself, constitute a breach of this Section 3.8 on the grounds that the existence of such claim following the Agreement Date means that the matters underlying such claim by definition constituted an undisclosed, contingent, unmatured, unaccrued, unasserted or similar liability of the Company or any Subsidiary.

3.9 No Changes. Since the Balance Sheet Date through the date of this Agreement, (a) no Company Material Adverse Effect has occurred or arisen, and (b) neither the Company nor any Subsidiary has taken any action that would be prohibited by Section 5.2 if proposed to be taken after the date of this Agreement.

3.10 Tax Matters.

(a) Tax Returns and Payments. Each income and other material Tax Return required to be filed by or on behalf of the Company or any Subsidiary with any Governmental Entity: (i) has been filed on or before the applicable due date (including any valid extensions of such due date); and (ii) has been accurately and completely prepared in all material respects and in compliance with all applicable Laws. All Taxes required to be paid by the Company and its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid. The Company has delivered or Made Available to Buyer accurate and complete copies of all income and other material Tax Returns filed for which the statute of limitations have not expired, other than immaterial information Tax Returns (e.g., IRS Forms W-2 and 1099).

(b) Reserves for Payment of Taxes. The Financials fully accrue all liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company and its Subsidiaries, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date, and Section 3.10(b) of the Disclosure Schedule sets forth the dollar amount of such reserves. Neither the Company nor any Subsidiary has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.

(c) Audits; Claims. No Tax Return has ever been examined or audited by any Governmental Entity. Neither the Company nor any Subsidiary has received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns of the Company or any Subsidiary has been granted by or requested from the Company or any Subsidiary. No claim or legal proceeding is pending or threatened in writing against the Company or any Subsidiary in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company or any Subsidiary except liens for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and, in each case, for which there are adequate accruals, in accordance with GAAP).

(d) Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes in connection with any written notice of Tax deficiency or similar document received by the Company or any Subsidiary (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or a Subsidiary and with respect to which adequate reserves for payment have been established).

(e) Distributed Stock. Neither the Company nor any Subsidiary has distributed stock of another Person, and neither the Company nor any Subsidiary has had its stock distributed by another Person, within the last two years in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Adjustment in Taxable Income. Neither the Company nor any Subsidiary is currently, and neither the Company nor any Subsidiary for any period for which a Tax Return has not been filed will be, required to include any adjustment in Taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or non-U.S. Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g) 280G Matters. There is no agreement, plan, arrangement or other Contract covering any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) is entitled to any payment of any tax “gross-up” or similar “make-whole” payments from the Company or any Subsidiary, including as a result of excise taxes which could become payable under Section 280G of the Code or Section 4999 of the Code. Neither the Company nor any Subsidiary currently is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract. Section 3.10(g) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date of this Agreement.

(h) Consolidated Tax Returns; Tax Indemnity Agreements; etc. Neither the Company nor any Subsidiary has: (i) ever been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (other than Contracts with customers, suppliers, vendors, lessors, and creditors entered into in the ordinary course of business consistent with past practices on customary commercial terms the principal purpose of which is not Taxes (“Ordinary Course Contracts”)), nor does the Company or any of its Subsidiaries owe any amount under such an agreement or arrangement, (ii) any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement)) as a transferee or successor, by operation of Law or otherwise, (iii) incurred a dual consolidated loss within the meaning of Section 1503 of the Code, or (iv) ever been a party to any joint venture, partnership or other arrangement that could reasonably be treated as a partnership for Tax purposes. Neither the Company nor any Subsidiary has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. income Tax Law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(i) FIRPTA. Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns. Neither the Company nor any Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business, or business operations in that other country. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or a Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(k) Tax Rulings. Neither the Company nor any Subsidiary has entered into any arrangement (including “rulings”) with any Tax authority. Neither the Company nor any Subsidiary has made any material U.S. Tax election except as disclosed in the Tax Returns filed. Section 3.10(k) of the Disclosure Schedule describes the terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of other special regime with regard to the payment of Taxes applicable to the Company or any of its Subsidiaries (“Tax Incentive”). Copies of any documents relating to any such Tax Incentives have been Made Available to Buyer. The Company and each Subsidiary are in compliance in all material respects with the terms and conditions of any such Tax Incentive, and the consummation of the transactions contemplated by this Agreement is not reasonably expected to have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Buyer and its Affiliates will not be liable to any Governmental Entity after the Closing for any amounts benefiting the Company or any Subsidiary before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom) as a result of the transactions contemplated by this Agreement.

(l) Transfer Pricing. The Company and each of its subsidiaries is in compliance in all material respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(m) Tax Shelters; Listed Transactions. Neither the Company nor any Subsidiary has consummated or participated in, nor is the Company or any Subsidiary currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has ever participated in, nor is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Laws. The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. law).

(n) Section 83(b) Matters. No Person holds Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(o) Withholding. Each of the Company and its Subsidiaries: (i) has complied in material respects with all applicable Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any non-U.S. Law); (ii) has, within the time and in the manner prescribed by applicable Laws, withheld or collected from each payment made to its employees, service providers and other third parties, and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment), all amounts required to be so withheld and paid over under all applicable Laws, including U.S. federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Laws; and (iii) has timely filed all withholding Tax Returns, for all periods.

(p) Change in Accounting Methods; Closing Agreements. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed prior to the Closing Date; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) consummated on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) application of Section 965 of the Code; or (vii) election under Section 108(i) of the Code (or any similar provision of applicable Law) made prior to the Closing Date. Neither the Company nor any Subsidiary has made an election under Section 965(h) of the Code.

(q) Tax Accounting. The Company uses the accrual method of accounting for Tax purposes.

(r) Controlled Foreign Corporation; Passive Foreign Investment Company. Neither the Company nor any Subsidiary is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code or a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(s) Section 409A Matters.

(i) Section 3.10(s)(i) of the Disclosure Schedule lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time. To the extent required, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to a Buyer, Company, or Subsidiary Tax under Section 409A of the Code or that would give rise to an Employee Tax and/or Company or Subsidiary reporting obligations under Section 409A of the Code.

(ii) No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of shares of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (iv) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Buyer.

3.11 Real Property . None of the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Section 3.11 of the Disclosure Schedule sets forth a list as of the Agreement Date of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”). Section 3.11 of the Disclosure Schedule sets forth a list as of the Agreement Date of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder and all amendments, terminations and modifications thereof (the “Lease Agreements”). The Company or any Subsidiary currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. To the Company’s Knowledge, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business. Neither the operation of the Company or any Subsidiary on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

3.12 Tangible Property . The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, and (b) Permitted Liens. The tangible properties and assets owned or leased by the Company or any Subsidiary (i) constitute all tangible properties and assets necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.13 Intellectual Property .

(a) Disclosures. The Disclosure Schedule contains a complete and accurate list of:

(i) in Section 3.13(a)(i) of the Disclosure Schedule, each Company Product;

(ii) in Section 3.13(a)(ii) of the Disclosure Schedule, (A) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest or that is licensed exclusively to the Company or any Subsidiary (“Company Registered IP”); (B) the name of the record owner (C) the jurisdiction in which such item of Registered IP has been registered or filed (or, for domain names, the applicable registrar) (D) the applicable application, registration or serial number; (E) the filing date, issuance/registration/grant date and expiration date; (F) the prosecution status; (G) any actions that must be taken by the Company or any Subsidiary within 180 days after the date of this Agreement with respect to any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates; and (H) a list of any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any Subsidiary is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP;

(iii) in Section 3.13(a)(iii) of the Disclosure Schedule, (A) all Licensed IP (other than software subject to Open Source Licenses and any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (2) is not incorporated into, or used in the development, delivery, hosting, provision or distribution of, any Company Products; and (3) is generally available on standard terms for less than $15,000 per year); (B) the Licensed IP Contract related to such Licensed IP; (C) whether the license or licenses so granted to the Company or such Subsidiary, as the case may be, are exclusive or nonexclusive; and (D) each Company Product in which such Licensed IP is incorporated or for which it is used to develop, deliver, host or distribute such Company Product; and

(iv) in Section 3.13(a)(iv) of the Disclosure Schedule, each Company IP Contract, other than those on the Standard Form IP Contracts.

(b) Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.

(c) Ownership Free and Clear. The Company and each of its Subsidiaries exclusively own all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing:

(i) each Person who is or was an employee or independent contractor of the Company or any Subsidiary and who is or was involved in the creation or development of any Company IP (including, without limitation, any Person who has contributed to any Open Source Software on behalf of the Company or any Subsidiary) has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Company or a Subsidiary, a waiver of moral rights and confidentiality provisions protecting the Company IP substantially in the Company’s Standard Form IP Contract for employees (a copy of which is attached to Section 3.13(c)(i)-A of the Disclosure Schedule (the “Employee Proprietary Information Agreement”)) or substantially in the Company’s Standard Form IP Contract for independent contractors (a copy of which is attached to Section 3.13(c)(i)-B of the Disclosure Schedule (the “Consultant Proprietary Information Agreement”)), as the case may be, that provides for the Company to have complete and exclusive ownership of such Company IP without the exclusion or reservation of any Intellectual Property or Intellectual Property Right;

(ii) no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;

(iii) no employee or independent contractor of the Company or any Subsidiary is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(iv) no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or any multi-national, bi-national or international organization or research center were used to develop or create any Company IP;

(v) the Company and each Subsidiary has taken reasonable steps to maintain the confidentiality of all proprietary information held by such entity, or purported to be held by such entity, as a trade secret, including any such information of a third party provided to the Company or any Subsidiary with obligations of confidentiality;

(vi) neither the Company nor any Subsidiary has permitted the rights of the Company or any Subsidiary in any Company IP to enter into the public domain;

(vii) no Company IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary;

(viii) neither the Company nor any Subsidiary has assigned or otherwise transferred ownership of or granted an exclusive license to, or agreed to assign or otherwise transfer ownership of or grant an exclusive license to, any Intellectual Property Right that is or was material to the business of the Company or any Subsidiary to any other Person;

(ix) neither the Company nor any Subsidiary is currently or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company IP (or that could, following the Effective Time, require or obligate Buyer or any of its Affiliates to grant or offer to any other Person any license or right to any Intellectual Property or Intellectual Property Right); and

(x) the Company and each Subsidiary owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights and Intellectual Property needed to conduct the business of such entity as currently conducted and currently contemplated by such entity to be conducted.

(d) Valid and Enforceable. The Company or one of its Subsidiaries is listed at the appropriate Governmental Entity as the sole owner of all Company Registered IP (excluding Company Registered IP that is exclusively licensed to the Company) and there are no breaks in chain-of-title documents filed with the applicable Governmental Entity with respect thereto. All necessary registration, maintenance and renewal fees with respect to the Company Registered IP have been paid, and all necessary affidavits, responses, recordations, certificates, releases and other documents have been filed for the purposes of obtaining, maintaining, perfecting, preserving and renewing all Company Registered IP and the ownership rights of the Company or one of its Subsidiaries with respect thereto. There is no basis for a claim that any Company Registered IP, except for pending applications, is invalid or unenforceable. Without limiting the generality of the foregoing, no trademark (whether registered or unregistered), trade name or domain name owned, used, or applied for by the Company or any Subsidiary conflicts or interferes with any trademark (whether registered or unregistered), trade name or domain name owned, used or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any Subsidiary has or purports to have an ownership interest has been impaired.

(e) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any Licensed IP Contract or Company IP Contract; (iii) Buyer or any of its Affiliates, or the Company or any Subsidiary, becoming bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses; (iv) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (v) Buyer or any of its Affiliates, or the Company or any Subsidiary, becoming obligated to pay any royalties or other fees or amounts with respect to Intellectual Property of any third party in excess of those payable by the Company and its respective Subsidiaries in the absence of this Agreement or the transactions contemplated hereby; or (vi) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property or Intellectual Property Rights of Buyer or any of its Affiliates. Neither the Company nor any Subsidiary has claimed any status in the application for or registration of any Company Registered Intellectual Property, including “small business status,” that would be invalid or inaccurate following the consummation of the transactions contemplated by this Agreement.

(f) No Third Party Infringement of Company IP. No Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 3.13(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

(g) Use of Licensed IP. The Company and its Subsidiaries have valid and subsisting written licenses to use, reproduce, incorporate, distribute, license, sublicense and provide access to customers in respect of all Licensed IP in the manner and to the extent undertaken by the Company and its Subsidiaries in the conduct of their businesses as presently conducted or currently proposed to be conducted. No consents are required to be obtained by the Company and its Subsidiaries from the applicable licensor of an item of Licensed IP to use, reproduce, incorporate, distribute, license, sublicense and provide access to customers in respect of the Licensed IP in the manner and to the extent undertaken by the Company and its Subsidiaries in the conduct of their businesses as presently conducted or currently proposed to be conducted. The Licensed IP Contracts provide the Company and its Subsidiaries with the right to (i) distribute and make available said Company Products to its customers and potential customers in the manner the Company currently makes such Company Products available and (ii) grant run-time licenses to all such customers sufficient for the intended and expected use of the said products and services. No third party that has licensed Licensed IP to the Company or any Subsidiary has retained or been assigned an ownership interest in or any exclusive license to any Intellectual Property or Intellectual Property Rights in any improvements or derivative works to such Licensed IP made solely or jointly by the Company or any Subsidiary.

(h) No Infringement of Third Party IP Rights. Neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person. The conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person or constituted unfair competition or trade practices under the laws of any jurisdiction, and when conducted in substantially the same manner after the date of this Agreement will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person, including patents issuing on patent applications filed as of the date of this Agreement, or constitute unfair competition or trade practices under the laws of any jurisdiction (except to the extent due to Company’s ownership by Buyer or its affiliates). Without limiting the generality of the foregoing: (i) no product or service ever produced, distributed, used, provided or sold by or on behalf of the Company or any Subsidiary has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person; (ii) no infringement, misappropriation or similar Action, or any Action alleging unfair competition or trade practices, is pending or has been threatened against the Company or any Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such Action; (iii) neither the Company nor any Subsidiary has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person, or any actual, alleged or suspected engagement by the Company or any Subsidiary in unfair competition or trade practices under the laws of any jurisdiction; (iv) neither the Company nor any Subsidiary is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property Right (other than as set forth in Section 3.13(h) of the Disclosure Schedule); and (v) no Action involving any Licensed IP is pending or has been threatened, except for any such Action that, if adversely determined, would not adversely affect (A) the use or exploitation of such Licensed IP by the Company or any Subsidiary or (B) the distribution, hosting, delivery or sale of any Company Product. Neither the Company nor any Subsidiary has ever sought or obtained an opinion of counsel regarding any possible infringement, misappropriation, violation or unlawful use of another Person’s Intellectual Property Rights or the validity or enforceability of another Person’s Intellectual Property Rights.

(i) Bugs. None of the Company Technology fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Company Technology. The Company has Made Available a true, correct and complete copy of its list as of the Agreement Date of material bugs, defects and errors in each version and component of the Company Technology.

(j) No Contaminants. None of the Company Technology contains any Contaminants. The Company and each Subsidiary uses industry standard measures, which measures are no less than reasonable, to prevent the introduction of Contaminants into Company Technology.

(k) Use of Open Source Code.

(i) Section 3.13(k)(i) of the Disclosure Schedule accurately identifies and describes each item of Company Technology that is subject to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, any other license identified as an open source license by the Open Source Initiative (www.opensource.org), or any substantially similar license (an “Open Source License”, and such item of Company Technology, “Open Source Software”), including, for each such item, (A) identification of the Open Source License to which such item is subject; (B) whether such item was incorporated into or linked in any Company IP (and, if applicable, the manner in which such Open Source Software was incorporated or linked in); (C) whether (and, if so, how) the item was modified by the Company; (D) whether (and, if so, how) the item was distributed by the Company.

(ii) Neither the Company nor any Subsidiary has used, modified, or distributed any software that is subject to an Open Source License in a manner that: (A) could or does require (or could or does condition the use or distribution of such software on) the disclosure, licensing or distribution of any source code for any Company IP; (B) imposes any restriction on the consideration to be charged for the distribution of any Company IP; (C) creates, or purports to create, obligations for the Company or any Subsidiary with respect to the Company IP or grants, or purports to grant, to any third party, any rights or immunities under any Company IP; or (D) could or does otherwise impose any other limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company IP. The Company and each Subsidiary has complied with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices, and all such Open Source Licenses have been Made Available. The Company has Made Available all internal policies and guidelines related to use of or contributions to Open Source Software.

(l) Company Source Code. The Company and each Subsidiary has taken actions customary in the software industry to document the software that is Company IP and its operation, such that such software, including its source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers. No source code for any Company IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary, including under any Open Source License. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company IP to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company IP to any other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary.

(m) Private Data. Section 3.13(m) of the Disclosure Schedule describes the types of Private Data collected by or on behalf of the Company or any Subsidiary in connection with the Company Products (and any marketing by the Company or any Subsidiary related thereto), through Internet websites owned, maintained or operated by the Company or any Subsidiary (“Company Sites”), through any third party websites or services, and by or through any Company Products, including any Personal Data or Behavioral Data collected by third Persons and provided to the Company or any Subsidiary. The Company, each Subsidiary, the Company Sites and the Company Products, and all third parties acting on behalf of the Company or any Subsidiary or that have access to Private Data collected by or on behalf of the Company or any Subsidiary comply, and have always complied, with all applicable Privacy Laws, including those relating to (i) the privacy of users of Company Sites and Company Products; and (ii) the collection, use, storage, retention, disclosure, transfer, disposal and any other processing of any Private Data collected, used, stored, or transmitted by the Company or any Subsidiary, or by third parties having access to such information. Neither the execution, delivery and performance of this Agreement nor the subsequent transfer of all of the Company’s and each of the Subsidiaries’ databases and other information relating to its customers and all non-customer end users of the Company Sites and the Company Products, including all Private Data, from the Company or the Subsidiaries to the Surviving Corporation will cause, constitute, or result in a breach or violation of any Privacy Law by any party to this Agreement, or cause, constitute, or result in a violation of any representations with regard to Private Data made by Company or any Subsidiary, including, without limitation, any Company Privacy Policy of the Company or any Subsidiary. Copies of all Company Privacy Policies have been Made Available. The Company Privacy Policies have at all times made all disclosures to users or customers required by all Privacy Laws, and Company and each Subsidiary has obtained all consents from users required by all Privacy Laws. None of the disclosures made or contained in the Company Privacy Policies, and no other representation with regard to Private Data made by Company or any Subsidiary, has been inaccurate, misleading or deceptive or in violation of any Privacy Laws (including containing any material omission). There is no complaint to, or any Action (including any informal investigation) currently pending against, the Company, any Subsidiary, or any of their respective customers (relating to any of the Company Sites or Company Products) by (i) any private party or (ii) the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Entity, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, or disposal of Private Data.

(n) Security Measures. The Company and each Subsidiary has taken the steps and implemented the procedures specified in Section 3.13(n) of the Disclosure Schedule to protect the Company’s and its Subsidiaries’ information technology systems, networks and equipment from Contaminants and to preserve the availability, security, and integrity of such systems, networks and equipment and the data and information stored, processed, and transmitted thereon, including, without limitation, Private Data and confidential information. Such steps and procedures comply with all applicable Laws relating to the security of information technology assets, Private Data, confidential information, and other data, information, and Company IP to which the Company, any Subsidiary or any third party acting on any of their behalves has access or otherwise collects, handles, transmits, processes, or stores. This includes, but is not limited to, the Company and each Subsidiary having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security to preserve and protect the confidentiality, availability, security, and integrity of the information technology assets, Private Data, confidential information, and other data, information, and Company IP collected, handled, transmitted, processed, or stored by the Company, any Subsidiary or any third party acting on their behalves (including protecting such systems from infection by Contaminants, access by unauthorized Persons, or access by authorized Persons that exceeds the Person’s authorization); performing and documenting its risk assessment and management procedures; and conforming with industry best practices pertaining to secure programming techniques. Neither the Company nor any Subsidiary has made public statements regarding the Company’s or its Subsidiaries’ information security practices other than those made in the Company Privacy Policies. The Company’s and each Subsidiary’s information security practices conform, and at all times have conformed, to all of the Company’s and its Subsidiaries’ contractual commitments. The Company and each Subsidiary has implemented the disaster recovery and security plans, procedures and facilities for such systems specified in Section 3.13(n) of the Disclosure Schedule. There is no complaint to, or any Action (including any informal investigation) currently pending against, the Company, any Subsidiary or any of their customers (relating to the Company Products) by (i) any private party or (ii) the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Entity, foreign or domestic, with respect to the security, confidentiality, availability, or integrity of information technology assets, Private Data, confidential information, or other data, information or Company IP. There have been no intrusions or breaches of the security of the information technology assets, Private Data, confidential information, or other data, information or Company IP collected, handled, transmitted, processed, or stored by the Company or any Subsidiary. All Private Data is encrypted in accordance with Company’s and its Subsidiaries’ contractual commitments and representations made in the Company Privacy Policies and in accordance with industry practices regarding encryption technologies and key management practices.

(o) Systems. The computer, information technology and data processing systems, facilities and services used by the Company or any of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services used by the Company or any of its Subsidiaries (collectively, the “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company and its Subsidiaries. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and its Subsidiaries. There have been no internal or external audits of the Company’s Systems or privacy or security practices in which materials exceptions or deficiencies were noted. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. From and after the Closing, the Surviving Corporation or its applicable Subsidiaries will have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the Systems as the Company or one of its Subsidiaries would have had and been able to exercise had the Merger not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or one of its Subsidiaries would otherwise have been required to pay.

(p) Section 3.13(p) of the Disclosure Schedule contains a complete and accurate list of all material software-as-a-service products used by the Company and its Subsidiaries in connection with the operation of their business and Company Products.

3.14 Material Contracts.

(a) Section 3.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract in effect as of the Agreement Date, (x) to which the Company or any Subsidiary is a party, (y) by which the Company or any Subsidiary or any of their assets is or may become bound or under which the Company or any Subsidiary has, or may become subject to, any obligation, or (z) under which the Company or any Subsidiary has or may acquire any right or interest (the “Material Contracts”):

(i) that is with a Top Customer or Top Supplier;

(ii) pursuant to which the Company or any Subsidiary has been appointed a partner, reseller or distributor;

(iii) pursuant to which the Company or any Subsidiary has appointed another party as a partner, reseller, or distributor;

(iv) pursuant to which the Company or any Subsidiary is bound to or has committed to provide any Company Product to any third party on a most favored nation basis or similar terms;

(v) pursuant to which the Company or any Subsidiary is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(vi) imposing any restriction on the right or ability of the Company or any Subsidiary (or that would purport to limit the freedom of Buyer or any of its Subsidiaries): (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any Intellectual Property or Intellectual Property Rights;

(vii) all Licensed IP Contracts and all Company IP Contracts;

(viii) set forth or required to be set forth in Section 3.13(h) of the Disclosure Schedule;

(ix) providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, other than any contracts with Employees in the form of the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement;

(x) requiring source code for any Company IP to be delivered, licensed or made available to any escrow agent or other Person;

(xi) relating to (A) any facility where the computer equipment used to operate or provide Company Products is located or (B) the lease, license or rental of any such equipment (or the provision of related services) to the Company or any of its Subsidiaries;

(xii) any Contract for the purchase, lease, license or rental of equipment in excess of $100,000 on a one-time or annual basis;

(xiii) that is a collectively bargained agreement or similar Contract, including any Contract with any union, works council or similar labor entity;

(xiv) that is an Employee Agreement, other than any at-will employment or services agreement that provides for no severance or other post-termination benefits (other than continuation coverage required by law);

(xv) that grants any severance or termination pay or benefits (in cash, equity or otherwise) to any Employee, consultant or sales agent (other than Employment Agreements disclosed in Section 3.14(a)(xiv) and option grant and exercise agreements on the Company’s standard forms Made Available to Buyer);

(xvi) that is a Lease Agreement;

(xvii) relating to capital expenditures and involving future payments in excess of $100,000 individually or $300,000 in the aggregate;

(xviii) relating to the settlement of any Action;

(xix) relating to (A) the disposition or acquisition of material assets or any interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities;

(xx) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien (other than a Permitted Lien) with respect to any asset of the Company or any Subsidiary;

(xxi) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(xxii) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xxiii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

(xxiv) constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xxv) that was entered into outside the ordinary course of business of the Company or any Subsidiary and is not otherwise set forth on the Disclosure Schedule;

(xxvi) that is a hedging, futures, options or other derivative Contract;

(xxvii) that is with any investment banker, broker, advisor or similar party, or accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby;

(xxviii) may not be terminated by the Company or any Subsidiary (without penalty) within sixty (60) days after the delivery of a termination notice by the Company or any Subsidiary; and

(xxix) that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate; or (B) the performance of services having a value in excess of $100,000 in the aggregate.

(b) The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto. Section 3.14(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any Subsidiary has violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract by the Company or any Subsidiary; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract against the Company or any Subsidiary; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract by the Company or any Subsidiary; or (iv) give any Person the right to cancel, terminate or modify any Material Contract against the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has waived any of its rights under any Material Contract. No Material Contract is scheduled to expire within the six-month period immediately following the date of this Agreement, and there are no notices, elections or other acts or omissions that the Company or any Subsidiary must give or otherwise undertake within the six-month period following the date of this Agreement in order to maintain all such Contracts in full force and effect (or to prevent the lapse, loss, expiration, or waiver of any of the Company’s or Subsidiary’s rights under any such Contract) during such six-month period. No Person is renegotiating, or has a right to renegotiate, in each case pursuant to the terms of any Material Contract, any amount paid or payable to the Company or any Subsidiary under any Material Contract or any other material term or provision of any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

(c) Section 3.14(c) of the Disclosure Schedule identifies and provides a brief description of each currently proposed Contract that would constitute a Material Contract hereunder if in effect on the date of this Agreement and as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company or any Subsidiary as of the Agreement Date.

3.15 Employee Benefit Plans.

(a) Schedule.

(i) Section 3.15(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement as of this date of this Agreement. No Person, other than an Employee or a current or former shareholder of the Company or any ERISA Affiliate, is or was a member or former member of any Company Employee Plan. Neither Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

(ii) Section 3.15(a)(ii) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year) and accrued but unpaid vacation balances of each current employee of the Company and each of its Subsidiaries as of the date of this Agreement, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no employee listed on Section 3.15(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement.

(iii) Section 3.15(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any Subsidiary as of the date of this Agreement.

(b) Documents. The Company and each of its ERISA Affiliates has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company or any Subsidiary, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with (c) above, which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. The Company and each of its ERISA Affiliates has, in all respects, performed all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its ERISA Affiliates has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Buyer, the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) Bonus Plan Compliance. The Company and its Subsidiaries is in compliance in all respects with all Contracts applicable to all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(e) No Pension Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(h) International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Buyer from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits). To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply. Except as required by applicable Laws, no condition or term under any relevant Company Employee Plan exists which would prevent the Surviving Corporation or Buyer from terminating or amending any International Employee Plan at any time for any reason without liability to the Company, the Surviving Corporation or Buyer (other than ordinary administration expenses or routine claims for benefits).

(i) No Post-Employment Obligations. Except as set forth in Section 3.15(i), no Company Employee Plan, Employment Agreement or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute. Section 3.15(i) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company; and (ii) briefly describes such benefits.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code, or (v) increase the cost to the Company or any Subsidiary or impose a loss to any Employee under any Company Employee Plan (including but not limited to as a result of the termination of any Company Employee Plan following the Closing).

(k) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

3.16 Employment Matters.

(a) Compliance with Employment Laws. The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported in all material respects all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any material arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any ERISA Affiliate, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any ERISA Affiliate, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). Section 3.16(a) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Buyer or any Subsidiary of such Employee’s employment or provision of services, other than those disclosed in Section 3.15(j). Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.

(b) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Subsidiary is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Law. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company or any Subsidiary.

(c) No Interference or Conflict. To the Knowledge of the Company, no shareholder, director, officer, Employee or consultant of the Company or any Subsidiary is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any Subsidiary or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any Subsidiary’s businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

3.17 Governmental Authorizations. Each consent, license, permit, grant or other authorization (a) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their respective properties, or (b) which is required for the operation of the Company’s or any Subsidiary’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any Subsidiary, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Transaction. The Company has been and is in compliance with the terms and conditions of the Company Authorizations.

3.18 Litigation. There is no Action of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any Subsidiary, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (in their capacities as such). No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to laws of the British Virgin Islands to indemnification from the Company.

3.19 Insurance. Section 3.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since its inception and remain in full force and effect. The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies. None of the Company nor any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.20 Compliance with Laws.

(a) General. The Company and each Subsidiary has complied with, and is not in violation of, any Law. Neither the Company nor any Subsidiary has received any notices of suspected, potential or actual violation with respect to, any Law.

(b) Export Control Laws. The Company and each Subsidiary has at all times conducted its export and re-export transactions in accordance with all applicable import/export controls in all countries in which the Company conducts business. Without limiting the foregoing, (i) the Company and each of its Subsidiaries has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the sale, export, re-export, transfer and import of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the transfer of export licenses or other export-related approvals to Buyer or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section 3.20(b) of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s products, services, software and technologies.

(c) Sanctions. Neither the Company nor any Subsidiary (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) is currently the subject or target of any trade prohibition, embargo or restriction administered by the Office of Foreign Assets Control of the U.S. Treasury Department or other relevant trade sanctions authority in the United States or any other jurisdiction where the Company operates (“Sanctions”). Neither the Company nor any Subsidiary (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) is owned or controlled by any individual or entity that is currently the subject or target of any Sanctions, nor is located, organized or resident in a country or territory that is the subject of Sanctions (a “Sanctioned Country”), nor are they designated as a ‘designated person’, ‘specially designated national’, ‘blocked person’ or any other such term used in Sanctions to designate an individual or entity subject to Sanctions. Neither the Company nor any Subsidiary (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has engaged during the past five (5) years in, and are not now engaged in, any funding, dealings, or transactions with any Person, or with the property of any Person, that, at the time of the funding, dealing or transaction, would violate, or be subject to any, Sanctions, including because that Person or property is or was the subject or target of Sanctions, or was located in any Sanctioned Country (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

(d) Anti-Corruption and Anti-Bribery Laws. Neither the Company nor any Subsidiary (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, (i) taken any action which would cause it to be in violation of the Anti-Corruption and Anti-Bribery Laws, or (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company maintains sufficient internal controls and compliance programs to detect and prevent violations of the Anti-Corruption and Anti-Bribery Laws and ensure its Books and Records are accurately maintained, and track any payments made to third parties and foreign government officials, and has Made Available all documentation concerning such internal controls and compliance programs. None of the Company, its Subsidiaries, or any of their respective directors, officers, employees, distributors, resellers, consultants, agents or other third parties acting on behalf of the Company or such Subsidiary have received any allegation or conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to the Anti-Corruption and Anti-Bribery Laws.

(e) Environmental Laws. Neither the Company nor any Subsidiary has released any amount of any Hazardous Material. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased. Neither the Company nor any Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any Law or in a manner that would result in liability to the Company or any Subsidiary, nor has the Company or any Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

3.21 Top Customers and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedule contains a true and correct list of the top twenty-five (25) currently active distributors, licensees or other customers of Company Products by revenues generated in connection with such customers for the calendar year ending December 31, 2018 (each such customer, a “Top Customer”). Neither the Company nor its Subsidiaries have received written notice, nor does the Company have any Knowledge, that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any Subsidiary consistent with past custom and practice.

(b) Section 3.21(b) of the Disclosure Schedule contains a true and correct list of the top twenty-five (25) currently active suppliers of the Company and its Subsidiaries, whether of products, services, Intellectual Property or otherwise, by dollar volume of sales and purchases, respectively, for the calendar year ending December 31, 2018 (each such supplier, a “Top Supplier”). The Company nor its Subsidiaries have received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any Subsidiary consistent with past custom and practice.

3.22 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any other shareholder of the Company or any Subsidiary (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.22. To the Company’s Knowledge, there are no Contracts with regard to contribution or indemnification between or among any of the Company Shareholders. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or any Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Subsidiary than would be available from an unaffiliated party. For clarity, no disclosure will be required under this Section 3.22 as to the portfolio companies of any venture capital, private equity or angel investor in Company.

3.23 Books and Records. The minute books of the Company and each of its Subsidiaries have been Made Available are complete and up-to-date and have been maintained in accordance with sound and prudent business practice. The minutes of the Company and each of its Subsidiaries contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective shareholders and the board of directors of the Company and each of its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. The Company and each of its Subsidiaries has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries. The Company and each of its Subsidiaries has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company and its Subsidiaries.

3.24 Brokers. Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Buyer or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 3.24 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

3.25 Banking Relationships. Section 3.25 of the Disclosure Schedule sets forth a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account, safe deposit box or other arrangement, the account numbers, account balances of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such accounts, safe deposit boxes or other arrangements. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

3.26 Information Statement. The Information Statement will not contain, at or prior to the Effective Time, any untrue statement of a material fact, and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading; provided, however, that no representation or warranty is made herein with respect to any information provided by Buyer for inclusion in, or to be appended as an exhibit or other annex to, the Information Statement.

3.27 No Other Representations. Except as expressly set forth in Article III of this Agreement, the Disclosure Schedule and the Officer’s Certificate, neither the Company nor any of the Company’s Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Company or the Company’s business; provided, however, that the foregoing shall not limit the liability of any Person, nor the rights of any Indemnified Party, incident to, in relation to or arising out of fraud, intentional misrepresentation or willful misconduct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

Each of Buyer and Merger Sub hereby represents and warrants to the Company as follows:

4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Merger Sub is a company duly organized, validly existing and in good standing under the laws of British Virgin Islands.

4.2 Authority and Enforceability.

(a) Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of Buyer and Merger Sub.

(b) This Agreement and any Related Agreements to which Buyer and Merger Sub are parties have been duly executed and delivered by Buyer and Merger Sub and constitute the valid and binding obligations of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(c) The Buyer Common Stock subject to Unvested Company Options and Company RSUs assumed by Buyer when issued pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

4.3 Governmental Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer or Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws and state “blue sky” laws and (ii) the BVI Act, (b) the registration of Articles of Merger and the Plan of Merger by the Registrar pursuant to Section 171 of the BVI Act and (c) the HSR Filing and any required filing under non-US antitrust, competition, or merger control laws.

4.4 Indemnity Insurance Policy. Buyer has delivered to the Company a true, accurate and complete copy of the binder agreement for the Indemnity Insurance Policy and the form of the Indemnity Insurance Policy.

4.5 Financial Resources. Buyer has, and will at the Closing have, sufficient funds to permit Buyer and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and the Related Agreements to which they are parties, including the payment in full of the amounts payable to the holders of Company Securities under Article I.

4.6 Non-Reliance. Except as expressly set forth in Article III of this Agreement, the Disclosure Schedule and the Officer’s Certificate, neither the Company nor any of the Company’s Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Company or the Company’s business. Each of Buyer and Merger Sub expressly acknowledges and agrees that, other than the representations and warranties set forth in Article III, the Disclosure Schedule and the Officer’s Certificate, neither Buyer nor Merger Sub, nor any of their respective Representatives is relying on any other representation or warranty of the Company or its Representatives, whether written or oral, express or implied; provided, however, that the foregoing shall not limit the liability of any Person, nor the rights of any Indemnified Party, incident to, in relation to or arising out of fraud, intentional misrepresentation or willful misconduct.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or required by Applicable Law due to a change in such Applicable Law after the Agreement Date, except as expressly set forth in Section 5.1 or Section 5.2 of the Disclosure Schedule, and except to the extent that Buyer shall otherwise consent in writing, the Company shall (a) (i) conduct the business of Company and its Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, (ii) pay all Taxes of the Company and its Subsidiaries when due (subject to the provisions of Section 7.6), (iii) pay or perform all other obligations of the Company and its Subsidiaries in a commercially reasonable manner consistent with past practice (including the timely withholding, collecting, remitting and payment of all Taxes required under Law), and (b) use its commercially reasonable efforts to (i) preserve intact the present business organizations of the Company and its Subsidiaries, (ii) keep available the services of the present officers and Employees of the Company and its Subsidiaries, (iii) preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries, and (iv) preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time.

5.2 Restrictions on Company Activities. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or required by Applicable Law due to a change in such Applicable Law after the Agreement Date and except as expressly set forth in Section 5.2 of the Disclosure Schedule, the Company shall not (and shall ensure that no Subsidiary shall), without the prior written consent of Buyer:

(a) cause or permit any modifications, amendments or changes to the Governing Documents or the organizational documents of any Subsidiary;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Shares or the capital stock of any Subsidiary, or split, combine or reclassify any Company Shares or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Shares or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Shares or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Shares or the shares or equity interests of any Subsidiary) except in accordance with the agreements evidencing Company Options outstanding as of the date of this Agreement;

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Shares or equity-based awards (whether payable in cash, share or otherwise) or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities or amend, accelerate the vesting of or adjust or modify any Company Shares, except for the issuance of Company Shares pursuant to the exercise of Company Options or the conversion into Company Ordinary Shares of Company Preferred Shares, in each case to the extent outstanding as of the date of this Agreement;

(d) form, or enter into any binding commitment to form, a subsidiary, or acquire, or enter into any binding commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(e) make or agree to make any capital expenditure or commitment exceeding $100,000 individually or $300,000 in the aggregate;

(f) acquire or agree to acquire or dispose or agree to dispose of any material assets of the Company or any Subsidiary or any business enterprise or division thereof outside the ordinary course of the business of the Company or its Subsidiary, as the case may be, and consistent with past practice;

(g) (i) sell, exclusively license or assign to any Person or enter into any agreement to sell, exclusively license or assign to any Person any rights to any Company IP; (ii) buy or license any Intellectual Property or Intellectual Property Right of any third party (other than pursuant to agreements with Employees or other contributors in the form of the applicable Standard Form IP Contract or pursuant to a Permitted Agreement); (iii) license any Company Products or Company IP to third parties, other than in the form of the applicable Standard Form IP Contract (and other than pursuant to a Permitted Agreement); (iv) enter into any distributor, reseller, sales representative, marketing, or similar agreement (other than pursuant to a Permitted Agreement); (v) amend, modify, or extend any agreement for the license, sale, or other distribution of Company Products or Company IP (other than with respect to agreements that constitute Permitted Agreements prior to such amendment, modification or extension and thereafter); (vi) enter into any agreement with respect to the development of any Intellectual Property or Intellectual Property Right on behalf of the Company or any Subsidiary with a third party (other than agreements with employees, contractors or other contributors in the form of the applicable Standard Form IP Contract); (vii) change practices related to pricing or royalties charged by the Company or any Subsidiary to, or the compensation or other amounts payable to, the Company’s or any of its Subsidiaries’ distributors, resellers, sales representatives, customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries (other than with respect to a Permitted Agreement); or (viii) make available any Company IP such that the Company IP becomes subject to an Open Source License (other than new versions of any Company IP in its products previously distributed under an Open Source License consistent with past practices and under the same license terms);

(h) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien (other than a Permitted Lien) over any asset of the Company or any Subsidiary or amend the terms of any outstanding loan agreement;

(i) make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(j) commence or settle any Action or threat of any Action by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets (other than routine collections proceedings);

(k) pay, discharge, release, waive or satisfy any claims, rights or Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date and the payment, discharge or satisfaction of Third Party Expenses;

(l) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(m) make or change any material Tax election, adopt or change any Tax accounting method, enter into any agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than Ordinary Course Contracts), enter into any transactions giving rise to deferred gain or loss, amend any Tax Return or file any income or other material Tax Return including any estimated Tax Return, except in accordance with Section 7.6;

(n) enter into, adopt, amend or terminate any Company Employee Plan, including any indemnification agreement or enter into or amend any Employee Agreement other than entry into standard form offer letters with new hires who are terminable at-will, with annual remuneration (including base remuneration and bonus opportunities) of not more than $200,000 each, in the ordinary course of the Company’s business consistent with past practice;

(o) increase or make any other change that would result in increased cost to the Company to the salary, wage rate, employment status, title or other compensation (including equity based compensation whether payable in cash, Company Shares or other property) payable or to become payable by the Company or any Subsidiary to any Employee or terminate any current Employee (other than for cause);

(p) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of any severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to written agreements existing on the date of this Agreement and disclosed in Section 5.2(p) of the Disclosure Schedule;

(q) take any action to accelerate or otherwise modify the terms of any of the outstanding Company Options;

(r) make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Buyer;

(s) enter into, participate in, establish or join any new standards-setting organization, collaborative effort with a university or industry body or consortium or other multi-party special interest group or activity;

(t) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;

(u) (i) amend, or waive or modify, or violate the terms of any Material Contract (provided that the Company may amend, waive or modify a Permitted Agreement in a manner such that it remains a Permitted Agreement), (ii) terminate any Material Contract (other than expiration at the end of a scheduled term), or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date of this Agreement (provided that the Company may enter in to Permitted Agreements); or

(v) take, commit, or agree in writing or otherwise to take, any of the actions described clause (a) – (u) of this Section 5.2, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder, or (ii) that the Person taking such action actually knows, or, with respect to the Company’s officers and members of the Company’s board of directors, should reasonably be expected to know, will cause or result in a breach of or inaccuracy in any representation or warranty of the Company herein as of the Closing.

Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

ARTICLE VI

COMPANY NON-SOLICITATION AGREEMENT

6.1 Termination of Discussions.. The Company shall immediately cease and cause to be terminated any such negotiations and discussions with third parties (other than Buyer) regarding (i) any acquisition of all or any portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Shares or equity interests in any Subsidiary (whether or not outstanding) (whether through primary or secondary sale of equity, but excluding any exercises of Company Options or conversions of Company Preferred Shares to Company Ordinary Shares), in any case whether by merger, consolidation, amalgamation, purchase of assets or shares, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of intellectual property in connection therewith), (ii) any partnership, development agreement, joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business consistent with past practice), including any new financing, investment round or recapitalization of the Company, or (iii) any similar transaction that is not in the ordinary course of business consistent with past practice (each of the transactions described in the preceding clauses (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”).

6.2 No Solicitation. Commencing on the date of this Agreement and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not (nor shall the Company permit any of its Subsidiaries or its or their respective directors, officers, employees, shareholders, agents, advisors (including commercial and investment banking, attorneys, accountants and other advisors) and other representatives (“Representatives”) to), directly or indirectly:

(a) solicit, initiate, seek, continue, knowingly encourage, consider, assist, respond to or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations or otherwise cooperate with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Alternative Transactions;

(b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access;

(c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or

(d) enter into any Contract with any person providing for an Alternative Transaction.

6.3 Notice of Alternative Transaction Proposals. In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.2(b), the Company or such Affiliate or Representative shall immediately (and in any event, within 24 hours) notify Buyer thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the material and specific terms (including all price-related terms) of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Buyer may reasonably request.

6.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Article VI were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Article VI and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Shareholder Approvals.

(a) Requisite Shareholder Approval. Within 1 hour of the execution of this Agreement, the Company will deliver to Buyer the Shareholder Consent from Shareholders that are sufficient to fully and irrevocably deliver the Requisite Shareholder Approval. Promptly, and in any event within ten (10) Business Days, following the execution of this Agreement, the Company shall solicit Shareholder Consents from all of its remaining Company Shareholders by delivery of an Information Statement (the “Information Statement”). The Company shall promptly deliver to Buyer a copy of each executed Shareholder Consent upon receipt thereof from any Company Shareholder pursuant to such solicitation. Following receipt of the Requisite Shareholder Approval, the Company shall promptly deliver notice (the “Shareholder Notice”) to each Company Shareholder whose consent was not obtained prior to the Company’s receipt of the Requisite Shareholder Approval, which notice shall include the notice to shareholders required by Clause 7.11 of the Memorandum of Association and Section 179 of the BVI Act of the approval of the Merger. The Company shall (i) give Buyer a reasonable opportunity to review and comment on all materials to be submitted to the Shareholders, including the Information Statement, and (ii) consider in good faith, and incorporate therein, all comments reasonably proposed by Buyer. The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the other transactions contemplated hereby, nor its unanimous recommendation to the Company Shareholders to vote in favor of adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby.

(b) 280G Approvals. The Company shall submit to the Company Shareholders for approval (in a form and manner satisfactory to Buyer), by such number of Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” (which determination shall be made by the Company and shall be subject to review and approval by Buyer) (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Effective Time the Company shall deliver to Buyer evidence satisfactory to Buyer that (i) a Company Shareholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Company Shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Shareholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to seeking the Company Shareholder vote.

7.2 Governmental Approvals.

(a) In furtherance and not in limitation of the terms of Section 7.4, each of the Company, any Subsidiary and Buyer shall (i) file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice a Notification and Report Form relating to the Agreement and the transactions contemplated hereby as required by the HSR Act within 10 Business Days of the date hereof (the “HSR Filing”), and (ii) as promptly as reasonably practicable and advisable execute and file, or join in the execution and filing of, such application, notification or other document reasonably required by any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required, in connection with the obtaining of the consents listed on Schedule 2.2(a)(ii). Notwithstanding the foregoing, Buyer shall be responsible for making, with the Company’s reasonable assistance, all filings or notifications as may be required under non-U.S. antitrust, competition, or merger control laws. Each of the Company and Buyer shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Laws, each of the Company and Buyer shall promptly inform the other of any material communication between the Company or Buyer (as applicable) and any Governmental Entity regarding the transactions contemplated hereby. If the Company or Buyer or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company or Buyer (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a reasonable response in compliance with such request. Each of the Company and Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of all parties. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any party.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that neither Buyer nor Merger Sub shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and neither Buyer nor any Affiliate of Buyer shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Buyer, the Company or any of their respective Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock and the Company and its Subsidiaries shall not have to agree to take or take any such actions unless conditioned on the Closing.

(c) Buyer shall, in consultation with the Company and subject to Section 7.2(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Buyer in connection with obtaining such consents, approvals or waivers. Notwithstanding Buyer’s rights to lead all proceedings as provided in the prior sentence, Buyer shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust or anti-competition Law which would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.

7.3 Third Party Contracts.

(a) Notices and Consents. The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any third parties to any Material Contract (including all of the Contracts set forth in Section 2.3 of the Disclosure Schedule) and any other Contract of the Company or its Subsidiaries as may be identified by Buyer, in each case as are required thereunder in connection with the Merger in order for such Contract to remain in full force and effect following the Merger, with the understanding that the Company shall not be required to pay any consent fee or similar payment or agree to any accommodation in each case to the extent not required pursuant to the express terms of such Material Contract or other Contract. Such consents, modifications, waivers and approvals shall be in a form reasonably acceptable to Buyer. In the event the Merger does not close for any reason, neither Buyer nor Merger Sub shall have any liability to the Company, the Company Securityholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

(b) Terminated and Amended Agreements. The Company shall use its reasonable best efforts to (i) terminate each of the agreements listed on Schedule 7.3(b)(1) (the “Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect immediately following the Closing. The Company shall use reasonable best efforts to amend each of the agreements listed on

Schedule 7.3(b)(2) (the “Amended Agreements”) to provide for the applicable changes as set forth on such Schedule for each such agreement, in all cases effective as of and contingent upon the Closing. The form and substance of each termination letter and/or amendment agreement shall be subject to prior reasonable review and approval by Buyer. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Company will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements or amend the Amended Agreements and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing in the Statement of Expenses. In the event the Merger does not close for any reason, neither Buyer nor Merger Sub shall have any liability to the Company, the Company Securityholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such terminations or amendments.

7.4 Reasonable Best Efforts to Close. Subject to the terms and conditions provided in this Agreement (including Section 7.2(b)), each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Article VII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement by or before the End Date for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

7.5 Employee Matters.

(a) Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause each current and former employee of the Company and its Subsidiaries (but, with respect to former employees, only to the extent such employee’s responsibilities included contributing to the Company IP in any manner, unless otherwise requested by Buyer) to have entered into and executed, and each person who becomes an employee of the Company or any Subsidiary after the date of this Agreement and prior to the Closing shall be required by the Company to enter into and execute with the Company and each of its Subsidiaries an Employee Proprietary Information Agreement, the form of which has been approved by Buyer, that is (i) effective as of such employee’s first date of employment or service, and (ii) valid and enforceable under the Laws of the jurisdiction in which that employee resides. The Company shall use its reasonable best efforts to cause each current and former consultant or contractor of the Company and its Subsidiaries to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or any Subsidiary after the date of this Agreement and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company and each of its Subsidiaries effective as of such consultant or contractor’s first date of service.

(b) Termination of Employee Plans. Prior to the Closing, the Company shall take all action necessary to terminate the Plan, such termination to be effective at or before the Effective Time. Unless instructed otherwise by Buyer, effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include group severance pay or benefits and any Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Buyer provides written notice to the Company that such 401(k) plans shall not be terminated). The Company shall provide Buyer with evidence that any such Company Employee Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Buyer. The Company also shall take such other actions in furtherance of terminating any such Company Employee Plan as Buyer may require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in the Statement of Expenses.

(c) New Employment Arrangements.

(i) Prior to the Closing, Buyer shall extend an offer of employment to each Other Employee in Buyer’s customary form and on customary terms and conditions applicable to similarly situated employees of Buyer (an “Offer Letter”), each such offer of employment to become effective on the first Business Day after the Closing.

(ii) Buyer agrees that, promptly following the commencement of employment of the Continuing Employees pursuant to Offer Letters, such Continuing Employees shall be eligible to participate in Buyer’s standard benefit plans and be offered employee benefits at least as favorable to such Continuing Employees as that offered to similarly situated employees of Buyer, provided, however, that Buyer shall not be obligated under the terms of this Agreement to cause the continuation of any employment relationship with any Continuing Employee for any specific period of time. Each Continuing Employee who elects to participate in Buyer’s benefit plans shall, subject to applicable Law and applicable Tax qualification requirements, be given credit for purposes of eligibility to participate and vesting for his or her years of service with the Company; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(d) Non-Continuing Employees. Prior to the Closing, the Company shall terminate the employment of each individual who is a Non-Continuing Employee, effective as of no later than immediately prior to the Closing.

(e) Retention Pool. Buyer shall, following the Closing, adopt a retention equity plan, valued at an amount equal to approximately twenty-five million dollars ($25,000,000), and approve the grants under such plan (the “Retention Awards”) in accordance with Buyer’s policies and procedures with respect to such approvals. Prior to Closing, Buyer shall discuss the allocations of the Retention Awards in good faith with the Company.

(f) No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Company Securityholder, Key Employee, Founder, Key Executive, Continuing Employee, Other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Continuing Employee, Key Employee, Founder, Key Executive, Other Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of the Company or any Subsidiary.

(g) Grant of Company RSUs. Prior to the Closing, the Company shall grant Company RSUs to those individuals, and subject to the terms and conditions, set forth on Schedule 7.5(g), and any other individuals approved by Buyer in writing and on terms approved by Buyer in writing.

7.6 Tax Matters .

(a) Pre-Closing Tax Returns. The Company will prepare or cause to be prepared and timely file (taking into account all extensions properly obtained) or cause to be filed all Tax Returns of the Company and its Subsidiaries required to be filed on or after the date hereof and prior to the Closing Date. Such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with past practices (unless otherwise required by applicable Law). Any such income or other material Tax Return shall be provided to Buyer for review and comment a reasonable period prior to filing (which shall be at least thirty (30) days with respect to any such Tax Return relating to income Taxes), and the Company shall revise such Tax Returns to reflect Buyer’s reasonable comments, and shall not file such Tax Returns without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(b) Post-Closing Tax Returns. Buyer shall prepare or cause to be prepared and timely file (taking into account all extensions properly obtained) or cause to be filed all Tax Returns of the Company and its Subsidiaries that include any Pre-Closing Tax Period and that are filed or required to be filed on or after the Closing Date. Solely in the event that any such income or other material Tax Return described in the preceding sentence covers unpaid Pre-Closing Taxes for which Buyer intends to seek indemnification pursuant to Section 9.2(a)(v), a copy of any such income or other material Tax Return described in the preceding sentence shall be provided to the Securityholder Representative promptly after the filing of such Tax Return.

(c) Tax Sharing Agreements. In Buyer’s sole discretion, any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company or any Subsidiary is a party or by which it is bound shall be terminated as of the Closing Date, and none of the Company or any Subsidiary shall have any liability or obligation pursuant thereto.

(d) Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the liabilities for Taxes of the Company or any of its Subsidiaries, Buyer and the Company, on the one hand, and the Securityholder Representative and the Indemnifying Parties, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, with each other, including by furnishing or making available during normal business hours the records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.

(e) Tax Election. Each entity listed on Schedule 7.6(e) shall, on or before the Closing, make an entity classification election for U.S. federal income Tax purposes pursuant to Treasury Regulations Section 301.7701-3, effective on or prior to the Closing Date, to be classified as either (i) a disregarded entity, or (ii) a partnership (as appropriate). Prior to making any such election, the Company shall, or shall cause each such entity to, provide to Buyer for its prompt review a draft of the documentation necessary for such entity to make such election and, upon filing any such election, evidence reasonably satisfactory to Buyer of such filing.

(f) FIRPTA. On the Closing Date, NGINX Software, Inc. shall, and the Company shall cause NGINX Software, Inc. to, deliver to the Buyer a properly executed statement, in a form reasonably acceptable to Buyer, contemplated under Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the U.S. Internal Revenue Service in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2) and authorization for the Buyer to deliver such notice to the U.S. Internal Revenue Service after the Effective Time.

7.7 Certain Taxes and Fees . All Transfer Taxes shall be borne by the Indemnifying Parties, and the Indemnifying Parties will, at their own expense, timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax and other documentation.

7.8 Payoff Letters and Release of Liens .

(a) Closing Indebtedness Payoff Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall obtain from each creditor of the Company or any Subsidiary, and deliver to Buyer, an executed payoff letter, in form and substance reasonably acceptable to Buyer, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company and its Subsidiaries; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company prior to the Closing Date (each, a “Payoff Letter”).

(b) Release of Liens. Prior to the Closing, the Company shall file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to effect the release of all Liens (other than Permitted Liens), including those Liens set forth in Schedule 7.8(b).

7.9 Third Party Expenses.

(a) Whether or not the Merger is consummated, each party shall be responsible for its own expenses and costs that it incurs (and whether paid prior to, at or after the Effective Time) with respect to the negotiation, execution, delivery and performance of this Agreement. Without limiting or expanding the foregoing, “Third Party Expenses” means, and the Company shall be responsible for all fees and expenses incurred by or on behalf of the Company or any Subsidiary (and whether paid prior to, at or after the Effective Time) in connection with this Agreement, the Related Agreements, the Merger and the other transactions contemplated hereby that consist of the following: (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties providing services in connection with this Agreement and the transactions contemplated hereby that are incurred by the Company or any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby; (ii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company or any Subsidiary resulting from the early termination of Contracts, resulting from, or in connection with, the transactions contemplated hereby (it being understood that this clause (ii) shall not include any amounts included in Closing Indebtedness); (iii) any “single trigger” bonus, severance, change-in-control payments or similar payment obligations of the Company or any Subsidiary to Employees resulting from, or in connection with, the transactions contemplated hereby; (iv) the maximum amount of premiums, Taxes, costs, fees or payments payable to brokers, finders, financial advisors, investment bankers, and insurers, or similar Persons notwithstanding any escrows or other contingencies in connection with the transactions contemplated hereby, including in connection with the Company D&O Tail Policy, (v) 50% of the Policy Premium (subject to the Premium Cap); (vi) any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company or any Subsidiary described in Section 7.3 as are required in connection with the Merger according to the express terms of such Contract for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract; and (vii) fifty percent (50%) of all Transaction Payroll Taxes; provided, however, Third Party Expenses shall exclude (A) all retention payments payable or equity awards granted by Buyer pursuant to the terms of any Offer Letter or other post-Closing employment arrangement with Buyer, (B) all fees and expenses of third parties incurred by Buyer and Merger Sub in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (including the filing fee under the HSR Act), (C) any severance payments payable to any Non-Continuing Employees who did not receive an offer of employment from Buyer prior to the Closing Date, (D) 50% of the Policy Premium, (E) any compensation pursuant to “double-trigger” arrangements triggered by actions of Buyer after the Closing Date, (F) any compensation, benefits or compensatory payments made to any Continuing Employees post-Closing pursuant to their respective employment arrangements with Buyer or at Buyer’s direction, and (G) fifty percent (50%) of all Transaction Payroll Taxes. For the avoidance of doubt, no fees and expenses shall be double counted when calculating Third Party Expenses.

(b) At least three (3) Business Days prior to the Closing, the Company shall provide Buyer with a statement, in a form reasonably satisfactory to Buyer, setting forth all unpaid Third Party Expenses incurred by or on behalf of the Company or any Subsidiary as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company or any Subsidiary after the Closing (the “Statement of Expenses”). The Company shall (i) obtain and deliver to Buyer, an executed payoff letter with respect to each Third Party Expense in respect of a professional advisor listed on the Statement of Expenses (each, a “Closing Expense Pay-off Letter”), in form and substance reasonably acceptable to Buyer, setting forth the amounts required to pay off in full on the Closing Date with respect to such Third Party Expense and (ii) take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Buyer. No Subsidiary shall incur any Third Party Expenses that remain unpaid as of the Closing.

7.10 Reliance. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Buyer or Merger Sub or their respective Representatives, or any disclosure made by or on behalf of the Company, (i) it is expressly acknowledged and agreed that Buyer, the Payment Agent and their respective Affiliates and Representatives shall be entitled to rely on the Pre-Closing Statement and the Payment Spreadsheet without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (ii) in no event shall Buyer, the Payment Agent or any of their respective Affiliates and Representatives have any Liability to any Person (including the Securityholder Representative and Company Securityholders) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Pre-Closing Statement or the Payment Spreadsheet and the allocation set forth therein, or payments made by any Person (including Buyer, the Company, the Payment Agent and their respective Affiliates and Representatives) in accordance with the

Pre-Closing Statement or the Payment Spreadsheet. Nothing in this Section 7.10, or the fact that Buyer may provide comments or request changes to any draft Pre-Closing Statement, draft Closing Expense Pay-off Letters or draft Payment Spreadsheet or that Buyer and the Company may agree to changes to the information or amounts on the Pre-Closing Statement, Closing Expense Pay-off Letters or Payment Spreadsheet, shall in any way limit the right of any Person under Article IX.

7.11 Preparation and Delivery of Required Financial Statements.

(a) For purposes of this Agreement, the “Relevant Financial Statements” shall mean the consolidated balance sheet of the Company as of December 31, 2018, and the consolidated statements of stockholders’ equity, income and cash flow of the Company for the twelve (12) month period then-ended, prepared in accordance with GAAP (and calculated in accordance with ASC 606 issued by the Financial Accounting Standards Board) applied on a consistent basis throughout the periods indicated. The Company has (x) engaged Armanino LLP (or another independent certified public accounting firm registered with the PCAOB that is acceptable to Buyer, the “Audit Firm”) to perform an audit of the Relevant Financial Statements (the “Audit”), and (y) submitted to the Audit Firm the Relevant Financial Statements to perform such audit. The Company shall use its reasonable best efforts to cause the Audit Firm to complete the Audit and to deliver to Buyer the Audit, together with an unqualified opinion from the Audit Firm with respect to the Audit (the Relevant Financial Statements as so audited by the Audit Firm and accompanied by such unqualified opinion of the Audit Firm with respect thereto, the “Required Audited Financial Statements”) as soon as reasonably practicable following the Agreement Date. The Company shall cause the Relevant Financial Statements when delivered to the Audit Firm to, and the Required Audited Financial Statements when delivered to Buyer shall, (A) be derived from and will be, in accordance with, the Books and Records, and (B) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (clauses (A) and (B), the “Preparation Guidelines”).

(b) As promptly as reasonably practicable, and in any event within thirty (30) days, following the end of each calendar quarter ending on or after the Agreement Date, but excluding calendar quarters ending fewer than three (3) Business Days prior to the date when the conditions to Buyer and Merger Sub’s obligations to close the Merger set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than such conditions which by their nature are satisfied as of the Closing), the Company shall prepare and deliver to Buyer an unaudited consolidated balance sheet of the Company as of the last date of each such calendar quarter, and an unaudited statement of stockholders’ equity, income and cash flow for such calendar quarter, as well as an unaudited consolidated balance sheet of the Company and a statement of shareholders’ equity, income and cash flow for the corresponding periods (the “Unaudited Interim Financial Statements”, and together with the Required Audited Financial Statements, the “Required Financial Statements”), which Unaudited Interim Financial Statements shall be in accordance with Statement on Auditing Standards Nos. 100 and 116, as applicable, and the applicable rules and regulations promulgated by the SEC for interim financial information, including Regulation S-X and Rule 3-05 thereunder, and prepared in accordance with GAAP (and calculated in accordance with ASC 606 issued by the Financial Accounting Standards Board) and the Preparation Guidelines, applied on a consistent basis throughout the periods indicated; provided, however, that the Unaudited Interim Financial Statements for the quarter ending on March 31, 2019 need not be delivered to Buyer until the date that is forty-five (45) days after March 31, 2019.

(c) The Company shall (x) cooperate promptly with, and use its commercially reasonable efforts to cause its Affiliates and its and their Representatives (including the Audit Firm) to cooperate promptly with, Buyer and its Representatives in connection with the preparation of the Required Financial Statements and to consider, and use its commercially reasonable efforts to cause the Audit Firm to consider, in good faith all of Buyer’s reasonable comments in connection therewith, (y) assist promptly, and use its reasonable best efforts to cause its Representatives (including the Audit Firm) to assist promptly, Buyer and its Representatives in connection with the preparation of any filings, documents, or other materials, including any pro forma financial statements, that may be required in connection with the Merger and the other transactions contemplated hereby, or otherwise in connection with Buyer’s reporting obligations or public offerings under applicable federal securities Laws, including all applicable requirements of the Exchange Act and Regulation S-X, and (z) supply promptly and further furnish promptly, and use its reasonable best efforts to cause its Representatives (including the Audit Firm) to supply and furnish promptly, any and all information, documents, and records as Buyer may reasonably request, and provide reasonable access to the Company’s personnel and facilities, in connection with the matters contemplated by this Section 7.11. The Company agrees that the Required Financial Statements will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, as in effect as of the respective dates thereof.

7.12 Access to Information. At all times prior to the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance notice and to the extent consistent with applicable Laws, the Company shall afford Buyer and its Representatives reasonable access to (i) all of the assets, properties, Books and Records and Contracts of the Company and its Subsidiaries, (ii) all other information concerning the business, assets, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Buyer may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Buyer. Notwithstanding the foregoing, the Company shall not be required to provide such access to the extent it could jeopardize any applicable attorney-client or would result in the breach of a Material Contract to which the Company is a party or is otherwise bound; provided, however that, in the event the Company withholds or prevents any such access, it shall use its reasonable best efforts to provide Buyer and its Representatives such requested or sought information or data pursuant to a reasonable alternative accommodation. The Company agrees to provide to Buyer and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation conducted pursuant to this Section 7.12 or otherwise shall affect or be deemed to qualify, limit, modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions of this Agreement, or the rights of Buyer or any Indemnified Party under or arising out of a breach of this Agreement.

7.13 Notification of Certain Matters . The Company shall give prompt notice to Buyer of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each of (a) and (B), such that the conditions to closing in Section 2.2(b)(i) or Section 2.2(b)(ii), respectively, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.13 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 7.13, however, shall affect or be deemed to qualify, limit, modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions of this Agreement, or the rights of Buyer or any Indemnified Party under or arising out of a breach of this Agreement. For clarity, unintentional failure to give notice under this Section 7.13 shall not be deemed to be a breach of covenant under this Section 7.13 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

7.14 Director and Officer Insurance and Indemnification.

(a) Prior to the Closing, the Company shall obtain at its expense a fully prepaid “tail” directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s ’ existing directors’ and officers’ liability insurance policy in effect as of the Agreement Date and only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). The Surviving Corporation (following the Effective Time) and Buyer shall not cancel (or permit to be cancelled) the Company D&O Tail Policy during its term.

(b) From and after the Effective Time, and until the sixth (6th) anniversary of the Effective Time, Buyer shall cause the Surviving Corporation (and, to the extent applicable, any successor or assign of the Surviving Corporation) to fulfill and honor in all material respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company or any Subsidiary (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws or such Subsidiary’s organizational documents as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date, in each case which have been disclosed on the Disclosure Schedule and true and complete copies of which have been made available to Buyer (the “Company Indemnification Provisions”), with respect to claims arising out of matters occurring at or prior to the Effective Time; provided, however, that (i) the foregoing obligations shall be subject to any limitation imposed by applicable Law, and (ii) no Company Indemnified Party shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor with respect to any Losses claimed by any of the Indemnified Parties against such Company Indemnified Party in his or her capacity as a Indemnifying Party pursuant to this Agreement.

(c) Subject to the other express terms of this Agreement, Buyer shall be under no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time.

(d) The obligations of Buyer, the Surviving Corporation, and its successors under this Section 7.14 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal representatives, successors, or assigns, as applicable).

7.15 Indemnity Insurance Policy. Buyer shall cause the Indemnity Insurance Policy to be bound and in full force and effect on the same day of the execution of this Agreement, in a form reasonably satisfactory to the Securityholder Representative, and, if it does not already, shall provide that the insurer thereof shall have no rights of subrogation against any party to this Agreement, or any representative thereof, except against an Indemnifying Party solely in the case of that Indemnifying Party’s fraud in connection with the Merger. The premiums related to, and all the other costs and expenses relating to the origination of the Indemnity Insurance Policy (the “Policy Premium”) shall be shared equally by Buyer and the Company (provided, that, the Company shall not be required to contribute more than $1,000,000 with respect to such Policy Premium (the “Premium Cap”)), as and when required in accordance with the terms of the Indemnity Insurance Policy. The Company shall indemnify Buyer for 50% of any Policy Premium incurred prior to Closing in the event of termination of this Agreement as provided in Section 8.1 (other than subsection (f) thereof). Buyer shall not amend, modify or otherwise change, terminate or waive any subrogation, or any other provision, of the Indemnity Insurance Policy with respect to any Indemnifying Party in any manner that would be adverse in any material respect to the Indemnifying Parties, without the prior written consent of the Securityholder Representative. Prior to the Closing, the Company shall, and shall use commercially reasonable efforts to cause its Subsidiaries to, provide to Buyer such cooperation reasonably requested by the Buyer that is necessary to obtain the Indemnity Insurance Policy.

7.16 Register of Members. On the Business Day immediately preceding the Closing, the Company shall deliver to Buyer a certified copy of its register of members as of the day immediately prior to the Closing Date and cause the register of members of the Company to be closed, and there shall be no further registration of transfers on the register of members of the Company after that time.

7.17 Registered Agent. On or prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that the registered agent of the Company will recognize the authority of Buyer to give instructions in relation to the Surviving Corporation with effect from the Effective Time, including for the purposes of (a) updating the corporate records of the Company to reflect the Merger and the changes to the Company’s board of directors contemplated by Section 1.1(b) above and (b) filing any new amended and restated memorandum and articles of association for the Surviving Corporation.

7.18 Export Control Matters. As promptly as practicable after the execution and delivery of this Agreement, the Company will conduct a review of its exports subject to the Bureau of Industry and Security (“BIS”) and the Office of Foreign Assets Control (“OFAC”) regulations to ensure that it has no violations under these regulations that have not yet been disclosed to the relevant agency. The Company shall keep Buyer reasonably apprised of the status of such review and, on or before the date that is ten (10) Business Days prior to the Closing Date, shall provide Buyer with a written report detailing the results of such review. In the event that the Company identifies any U.S. export violations by the Company or any of its Subsidiaries (which includes, for the avoidance of doubt, those matters referenced on Schedule 3.20(b) of the Disclosure Schedule) or Buyer gives notice to the Company that it reasonably believes that any such violations have occurred, the Company shall, to the extent requested by Buyer in its sole and absolute discretion, as soon as reasonably practicable and in any event prior to the Closing Date, prepare and file with the appropriate agency, including BIS and OFAC, a written voluntary self-disclosure (“VSD”), in form and substance satisfactory to Buyer, of (a) any exports by the Company or any of its Subsidiaries, if applicable, of products, source code, or technology prior to obtaining proper authorization for such exports, (b) any exports to prohibited countries or end-users as identified in the regulations enforced by BIS and OFAC including, as an example, to entities on the Sectorial Sanctions list (“SSI list”) that were made without abiding by the required payment terms, and (c) any other information regarding any export violations of the Company or its Subsidiaries as are identified by the Company or the Buyer.

ARTICLE VIII

PRE-CLOSING TERMINATION OF AGREEMENT

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:

(a) by mutual agreement of the Company and Buyer;

(b) by Buyer if the Requisite Shareholder Approval shall not have been obtained by the Company and delivered to Buyer within one (1) hour after the execution and delivery of this Agreement by Buyer, Merger Sub and the Company;

(c) by Buyer or the Company if the Closing Date shall not have occurred by September 10, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d) by Buyer if or the Company if any Law shall be in effect which has the effect of making the Merger illegal or otherwise prohibits consummation of the Merger;

(e) by Buyer or the Company if a Governmental Entity of competent jurisdiction shall have promulgated or issued a final, non-appealable Order which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting or preventing consummation of the Merger or any other transaction contemplated hereby in accordance with the terms hereof.

(f) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 2.2(b)(i) and 2.2(b)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured; or

(g) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Sections 2.2(c)(i) and 2.2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or the Company, or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any Willful Breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Section 7.9 (Third Party Expenses), Article XI (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

ARTICLE IX

POST-CLOSING INDEMNIFICATION

9.1 Survival of Representations and Warranties.

(a) Company Representations and Warranties. The representations and warranties of the Company set forth in this Agreement or in the Officer’s Certificate shall survive until 11:59 p.m. (Pacific time) on the third (3rd) anniversary the Closing Date (the date of expiration of such one-year period, the “Expiration Date”); provided, however, that the IP Representations shall survive until 11:59 p.m. (Pacific time) on the fourth (4th) anniversary of the Closing Date; provided, however, that the Fundamental Representations and the Tax Representations shall survive until 11:59 p.m. (Pacific time) on the sixth (6th) anniversary of the Closing Date; and provided further that that in the event of fraud or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive until the resolution of any claims relating thereto; and provided further that all representations and warranties of the Company shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(b) Buyer Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing (other than those in Section 4.6 (Non-Reliance), which shall survive until the expiration of the applicable statute of limitations).

(c) Contract Supersedes Statutes. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates in this Section 9.1(a)-(b) supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

9.2 Indemnification.

(a) From and after and by virtue of the Merger, the Company Shareholders and holders of Vested Company Options (together, the “Indemnifying Parties”) shall (on a several and not joint basis according to their respective Pro Rata Portions up to the amount then-remaining in the Indemnity Escrow Fund), indemnify and hold harmless Buyer and its Subsidiaries and its and their respective officers, directors, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:

(i) any breach of or inaccuracy in, as of the date of this Agreement or as of the Effective Time, a representation or warranty of the Company contained in this Agreement or the Officer’s Certificate, without giving effect to (A) any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) limiting the scope of such representation or warranty (provided that the operation of this clause (A) shall not be deemed to render references to “Company Material Adverse Effect” to “Effect” or references to “Material Contract” to “Contract” and shall not apply to (x) the third-to-last sentence of Section 3.7(a) or (y) clause (i) of the last sentence of Section 3.7(c), or (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement (except solely with respect to, and as required by, the second to last sentence of Section 3.5(a));

(ii) any third party Action against Buyer or any Subsidiary (including the Company or any Subsidiaries) following the Closing, including the costs of investigating, defending against and settling any such third party Action, if an adverse judgment in connection with such third party Action would give the Indemnified parties a rightful claim for indemnification under Section 9.2(a)(i);

(iii) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement or any Related Agreement;

(iv) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in the Payment Spreadsheet, Pre-Closing Statement or Statement of Expenses (including any unpaid Third Party Expenses);

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any unpaid Pre-Closing Taxes not reflected in Third Party Expenses or as a liability in Net Working Capital in the determination of Final Total Closing Consideration;

(vi) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Equityholder Matters;

(vii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of the Company or any of its Subsidiaries (against the Company, Buyer, Sub or any of their Affiliates (including the Surviving Corporation) or any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, exculpation or reimbursement of expenses, in each case to the extent arising under or allegedly arising under the Company Indemnification Provisions;

(viii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any fraud or willful misconduct or intentional misrepresentation on the part of the Company or any Subsidiary, or by any Company Securityholder or any Representative of any of the foregoing in connection with this Agreement, the Merger or the other transactions contemplated hereby (solely with respect to matters involving the Company or any Subsidiary (and not matters personal to such Company Securityholder or Representative)); and

(ix) any of the matters described on Schedule 9.2(a).

(b) For all purposes of and under this Agreement, “Loss” or “Losses” shall mean any and all losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, penalties and expenses of any nature (including reasonable attorneys’ and consultants’ fees and expenses and expenses incurred in connection with investigating, defending against or settling any of the matters set forth in Section 9.2(a)), and including any exemplary, incidental, speculative, special, indirect or consequential damages, lost profits or diminution in value. For the avoidance of doubt, “Losses” shall exclude punitive damages, unless and to the extent such punitive damages are awarded by a Governmental Entity to a third party.

(c) The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Buyer with respect to any Loss claimed by an Indemnified Party payable by any of them in their capacity as an Indemnifying Party.

(d) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the Total Consideration for Tax purposes, unless otherwise required by applicable Laws.

(e) The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

9.3 Limitations on Indemnification.

(a) Except in the case of fraud, intentional misrepresentation or indemnification claims for breaches of or inaccuracies in the Fundamental Representations, IP Representations or Tax Representations, the Indemnified Parties may not recover any Losses pursuant to an indemnification claim under Section 9.2(a)(i) unless and until the amount of the indemnifiable Losses thereunder exceeds $25,000 with respect to such individual claim or series of related claims, (the “Per Claim Threshold”), in which case the Indemnified Parties shall be entitled to recover all Losses, including the Per Claim Threshold, paid, incurred, suffered or sustained by the Indemnified Parties. For the avoidance of doubt, the limitations set forth in this Section 9.3(a) shall not apply to indemnification claims under clauses (ii) – (ix) of Section 9.2(a), inclusive.

(b) Subject to Section 9.3(c), the Indemnifying Parties’ aggregate liability for indemnification obligations set forth in Section 9.2(a) shall not exceed the Indemnity Escrow Amount and the Indemnified Parties’ sole and exclusive source of recovery for such claims under Section 9.2(a) shall be recourse against the cash held in the Indemnity Escrow Fund; provided, however, that, for the avoidance of doubt, Buyer shall be permitted to recover any Negative Adjustment Amount from the Adjustment Escrow Fund pursuant to the terms of Section 1.4.

(c) Nothing in this Agreement shall limit the liability of, or the Indemnified Parties’ remedies against, any Person who perpetrates, or who has actual knowledge of, fraud in relation to the transactions contemplated hereby.

(d) Notwithstanding any other provision of this Agreement to the contrary, the indemnification rights set forth in this Article IX and recourse against the Indemnity Insurance Policy shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for monetary damages in connection with the matters described in Section 9.2(a) (which means that the survival periods and liability limits set forth in this Article IX shall control notwithstanding any statutory or common law provisions or principles to the contrary); provided, however, that nothing in this Agreement shall limit the Indemnified Parties’ ability to pursue (i) specific performance or injunctive relief or other non-monetary equitable remedies (excluding the doctrine of equitable indemnification), (ii) remedies under any Related Agreements (other than the certificates and documents to be delivered by the Company pursuant to Section 2.2(b)(xiv)) against the parties thereto, and (ii) remedies against any Person who perpetrates, or who has actual knowledge of, fraud in relation to the transactions contemplated hereby.

(e) The Indemnified Parties shall be entitled to recover indemnifiable Losses from the following sources and in the following order:

(i) first, from the amounts then remaining in the Indemnity Escrow Fund; and

(ii) second, from and under the Indemnity Insurance Policy.

(f) To the extent the Indemnified Parties are entitled to recover indemnifiable Losses in respect of amounts which are indemnifiable pursuant to Section 2.5 by a particular Person who had received amounts pursuant to this Agreement, Buyer shall first use reasonable best efforts to recover such indemnifiable Losses from such Person prior to seeking recourse against the Escrow Fund pursuant to the terms of this Article IX.

(g) The amount of any Losses recoverable by any Indemnified Party under Section 9.2(a) shall be calculated net of any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Indemnified Party in respect of such Losses in, each case net all costs of recovery, including without limitation reasonably anticipated increases in insurance premiums; provided, however, that in no event shall any Indemnified Party be required to seek or obtain any such insurance proceeds or third party indemnification or contribution. If an Indemnified Party receives any amounts under applicable insurance policies or third party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the Indemnifying Parties (including from the Indemnity Escrow Fund), then such Indemnified Party will, without duplication, promptly reimburse the Indemnifying Parties (including via replenishing the Indemnity Escrow Fund, if applicable) for any payment made by such Indemnifying Parties up to the amount received by the Indemnified Party; provided, that the aggregate amount of reimbursement payments to the Indemnifying Parties will not in any event exceed the aggregate indemnification payment received by the Indemnified Party from the Indemnifying Parties. For clarity, nothing in this Section 9.3(g) will be deemed to prejudice the ability of any Indemnified Party to seek recourse against the Indemnity Escrow Fund and/or Indemnity Insurance Policy at any time according to the other terms and conditions of this Article IX, but rather this Section 9.3(g) is intended solely to prevent multiple recoveries by any Indemnified Party for the same Losses.

(h) Notwithstanding any other provision of this Agreement, the Indemnifying Parties shall not have any liability or indemnification obligation for any Taxes of the Company or any Subsidiary (i) resulting from any action taken by the Company after the Closing on the Closing Date outside of the ordinary course of business, or (ii) the ability of Buyer, the Surviving Corporation or any of their Affiliates to utilize any Tax asset or attribute (e.g., net operating loss carryforward or Tax credit carryforward) in any Tax period or portion thereof (including any Straddle Tax Period) beginning on or after the Closing Date.

(i) Any claim for indemnification under Article IX, and any offer to compromise or settle such claim, must be made on a pro rata basis to all Indemnifying Parties (based on their respective Pro Rata Portions).

(j) Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate or certification. In addition, if and solely to the extent that an amount of Losses in connection with an indemnifiable matter was already taken into account in connection with calculation of the Final Total Closing Consideration, the same amount of such Losses may not be recovered under this Article IX.

(k) Notwithstanding any other provision of this Agreement, in no event will any Indemnifying Party be liable for any other Indemnifying Party’s breach of such other Indemnifying Party’s representations, warranties, covenants, or agreements contained in any Holdback Agreement, Joinder Agreement, Non-Competition and Non-Solicitation Agreements or other ancillary agreement hereto to which such other Indemnifying Party is a party.

9.4 Indemnity Escrow Fund.

(a) The Indemnity Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article IX. Except as set forth below, the period during which claims for Losses to be recovered from the Indemnity Escrow Fund may be made under this Agreement shall commence at the Closing and terminate on the date that is one (1) year after the Closing Date (the “Escrow Period”).

(b) No later than five (5) Business Days after the end of the Escrow Period, the remaining portion of the Indemnity Escrow Amount, less any amount of actual Losses or Losses estimated in good faith, if possible, in respect of any resolved claims that have yet to be satisfied or any unresolved and pending claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Securityholder Representative in accordance with Section 9.5 on or prior to the end of the Escrow Period (the “Initial Indemnity Escrow Release Amount”), shall be distributed to the Indemnifying Parties in accordance with their respective then-unpaid Pro Rata Portion of the Remaining Indemnity Escrow Fund Amount and the terms of the Escrow Agreement.

(c) In the event that there exist Unresolved Claims as of the expiration of the Escrow Period, as soon as each such Unresolved Claims has been resolved, the Escrow Agent shall promptly, and in any event within five (5) Business Days following the resolution or satisfaction of such Unresolved Claims, deliver to the Indemnifying Parties in accordance with their respective then-unpaid Pro Rata Portion of the Remaining Indemnity Escrow Fund Amount and the terms of the Escrow Agreement, the portion of the Indemnity Escrow Fund, if any, that was retained for purposes of satisfying such claim that was not needed to satisfy such claim (each, a “Subsequent Indemnity Escrow Release Amount”).

(d) For purposes of this Agreement, “Remaining Indemnity Escrow Fund Amount” shall mean an amount equal to the sum of the Initial Indemnity Escrow Release Amount and all Subsequent Indemnity Escrow Release Amounts.

9.5 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Section 9.1, if an Indemnified Party wishes to make an indemnification claim under this Article IX, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Securityholder Representative (with a copy to the Escrow Agent) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying such Losses in reasonable detail (to the extent available), the date (if available) that each such Loss was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Buyer may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof provided that the update relates to the underlying facts and circumstances described in the initial Indemnification Claim Notice.

(b) If the Securityholder Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, the Escrow Agent shall promptly release from the Indemnity Escrow Fund cash with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice.

(c) In the event that the Securityholder Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 9.5(b) (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, if such Indemnifying Party shall object to any claim or claims made in any Indemnification Claim Notice to recover claims directly from such Indemnifying Party within 30 days after delivery of such Indemnification Claim Notice), the Securityholder Representative (or such objecting Indemnifying Party) and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative (or such objecting Indemnifying Party) and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Indemnity Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Indemnity Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Indemnity Escrow Fund cash with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, Buyer may file suit with respect to the matter in any court having jurisdiction.

ARTICLE X

SECURITYHOLDER REPRESENTATIVE

10.1 Appointment and Authority of Securityholder Representative.

(a) By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Merger by the Company Shareholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint Fortis Advisors LLC as its exclusive agent, proxy, and attorney-in-fact (with full power of substitution), as the Securityholder Representative for and on behalf of the Indemnifying Parties for all purposes in connection with this Agreement, the Escrow Agreement, and the agreements ancillary hereto, including (a) to give and receive notices and communications in respect of all Relevant Matters, including claims under this Agreement, (b) to authorize, consent or object to any claims hereunder and authorize payment to any Indemnified Party from the Indemnity Escrow Fund, in satisfaction of any claims hereunder by any Indemnified Party, or from the Adjustment Escrow Fund, in satisfaction of the provisions of Section 1.4, (c) to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Relevant Matter, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, (d) consent or agree to any amendment to this Agreement, (e) grant any extension or waiver under or in connection with this Agreement, and (e) and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative in connection with this Agreement, the Escrow Agreement and the Securityholder Representative Engagement Agreement or (ii) specifically mandated, permitted, or contemplated by the terms of this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Indemnifying Parties except as expressly provided herein, in the Escrow Agreement and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative to the Indemnifying Parties in any ancillary agreement, schedule, exhibit, or the Disclosure Schedule. All actions taken by the Securityholder Representative under this Agreement, the Escrow Agreement, or the Securityholder Representative Engagement Agreement shall be binding upon each Indemnifying Party and such Indemnifying Party’s successors as if expressly confirmed and ratified in writing by such Indemnifying Party, and all defenses which may be available to any Indemnifying Party to contest, negate, or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are waived. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Buyer; provided, however, that the Securityholder Representative may not be removed unless holders representing an aggregate Pro Rata Portion of two-thirds (2/3) agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representative may be filled by the holders representing an aggregate Pro Rata Portion of greater than one-half (1/2). The immunities and rights to indemnification hereunder shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group, and the Closing and/or any termination of this Agreement or the Escrow Agreement. No bond shall be required of the Securityholder Representative. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Indemnifying Parties. The powers, immunities, and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her, or its interest in the Indemnity Escrow Fund.

(b) The Securityholder Representative (x) shall receive a copy in electronic format of the contents of the electronic dataroom in connection with the Closing and (y) shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for to the extent reasonably necessary for purposes of performing its duties and exercising its rights hereunder; provided that the Securityholder Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about the Buyer or any of its Affiliates, including the Surviving Corporation, to anyone (except to the Indemnifying Parties or the Securityholder Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case, who agree to treat such information confidentially); provided, however, that none of Buyer nor any of its Affiliates, including the Surviving Corporation, shall be obligated to provide any such access or information if it determines, in its reasonable judgment, that: (i) it is prohibited from doing so pursuant to the terms of a confidentiality agreement with a third party; (ii) the access or disclosure would violate applicable Law; (iii) the access or disclosure would cause the loss of or jeopardize any attorney-client, attorney work product or other privilege; (iv) the access or disclosure would result in the disclosure of a trade secret or other highly confidential, competitive, or sensitive information; or (v) access or disclosure to a requested Contract would violate or cause a default under, or give a third party the right to terminate or accelerate any rights under such Contract. The Securityholder Representative shall enter into a separate customary confidentiality agreement prior to being provided access to such information if reasonably requested by Buyer.

10.2 Exculpation and Indemnification of Shareholder Representation. Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents or employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”) shall be liable to any Indemnifying Party for any act done or omitted hereunder as Securityholder Representative while acting in good faith and without gross negligence or willful misconduct. The Indemnifying Parties on whose behalf the Indemnity Escrow Amount was contributed to the Indemnity Escrow Fund shall indemnify the Securityholder Representative Group and hold the Securityholder Representative Group harmless against any loss, liability, claim, damage, fee, cost, judgment, fine, amount paid in settlement or expense incurred without gross negligence or bad faith on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professionals retained by the Securityholder Representative and costs incurred in connection with seeking recovery from insurers (“Securityholder Representative Expenses”). A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 11.5 or Section 11.6, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon Indemnifying Parties; and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Buyer are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative. Certain Indemnifying Parties (the “Advisory Group”) have concurrently herewith entered into a letter agreement with the Securityholder Representative (the “Securityholder Representative Engagement Agreement”) regarding direction to be provided by the Advisory Group to the Securityholder Representative under this Agreement, the Escrow Agreement and the Securityholder Representative Engagement Agreement. The Advisory Group shall incur no liability to the Indemnifying Parties for any liability incurred by the members of the Advisory Group while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members. The Indemnifying Parties agree that the Securityholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party. This indemnification shall survive the termination of this Agreement or the Escrow Agreement.

10.3 Expense Cash.

(a) The Expense Cash shall be deposited with the Securityholder Representative, to constitute an expense fund (the “Expense Fund”) and to be governed by the provisions set forth herein. The Expense Cash shall be available to reimburse the Securityholder Representative for any Securityholder Representative Expenses reasonably and actually incurred by the Securityholder Representative, or to satisfy any claims against the Indemnifying Parties hereunder if the Securityholder Representative shall determine there are sufficient funds for such purpose, and shall be released to the Indemnifying Parties and the Securityholder Representative, as the case may be, pursuant to the terms of this Section 10.3. As soon as reasonably determined by the Securityholder Representative that the Expense Cash is no longer required to be withheld, the Securityholder Representative shall deposit the remaining balance of the Expense Cash (if any) (the “Remaining Expense Fund Amount”) with the Payment Agent for further distribution to the Indemnifying Parties in accordance with their respective Pro Rata Portion of the Remaining Expense Fund Amount; provided, that, if there are any pending but unresolved indemnification claims of any Indemnified Parties, then all amounts shall remain in escrow and remain available for release to the Securityholder Representative until all indemnification claims have been finally resolved and the Securityholder Representative has been reimbursed in full for all Securityholder Representative Expenses reasonably and actually incurred and thereafter any remaining Expense Cash shall be released to the respective Indemnifying Parties (by the Surviving Corporation or the Payment Agent, as applicable) in proportion to their respective Pro Rata Portions. In the event such Securityholder Representative Expenses exceed the remaining amount in the Expense Fund, the Securityholder Representative shall be entitled to recover such Securityholder Representative Expenses: (i) following the expiration of each Escrow Period from the Indemnity Escrow Amounts otherwise distributable to or for the benefit of the Indemnifying Parties only at the time of distribution of such amounts (and not distributed or distributable to an Indemnified Party or subject to a pending indemnification claim of an Indemnified Party) pursuant to the terms hereof and of the Escrow Agreement, and such recovery will be made from the Indemnifying Parties according to their respective Pro Rata Portions, or (ii) directly from the Indemnifying Parties according to their Pro Rata Portions. The Indemnifying Parties agree that no provision of this Agreement or the Escrow Agreement shall require the Securityholder Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or the Escrow Agreement. For clarity, no Indemnified Party shall have any liability with respect to the Expense Cash, including with respect to the distribution, investment, holding and disposition thereof.

(b) The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability to the Indemnifying Parties for any loss of principal of the Expense Cash other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Cash, and has no tax reporting or income distribution obligations. The Indemnifying Parties will not receive any interest on the Expense Cash and assign to the Securityholder Representative any such interest. The Securityholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Indemnifying Parties.

(c) For income Tax purposes, the Expense Cash shall be treated as having been received and voluntarily set aside by the Indemnifying Parties on the Closing Date, and any Tax withholding required with respect to a Indemnifying Party’s deemed receipt of its Pro Rata Portion of the Expense Cash on the Closing Date shall be satisfied from any amounts payable or otherwise deliverable pursuant to this Agreement to such Indemnifying Party, consistent with Section 2.5.

ARTICLE XI

GENERAL PROVISIONS

11.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) All references in this Agreement to a legal entity (including the Company) shall be deemed to refer to such entity and its Subsidiaries unless the context otherwise requires.

(f) All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i) References to “$” and “Dollars” are to U.S. dollars.

(j) No summary of this Agreement or any Exhibit or Section delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Exhibit or Section.

(k) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l) All times and dates referenced in this Agreement shall be (Pacific time), unless otherwise specified.

(m) References to “fraud” in this Agreement shall exclude theories of negligent fraud, innocent fraud or equitable fraud.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received, and provided further that with respect to any notices sent to the Securityholder Representative, such notices must be delivered via facsimile or email:

(a)	if to Buyer or Merger Sub, to:

F5 Networks, Inc.

401 Elliott Avenue West

Seattle, WA 98119

Attention: Scot Rogers

Facsimile No.: (206) 272-6519

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler

Facsimile No.: (415) 947-2011

(b)	if to the Company (prior to the Closing), to:

Nginx, Inc.

Commerce House, Wickhams Cay 1

PO Box 3140, Road Town, Tortola

British Virgin Islands VG 1110

Attention: Angus Robertson; Andrew Swapp

Facsimile No: (284) 852-1001

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Bush St. 12th Floor

San Francisco, CA 94104

Attention: Bennett L. Yee; Andrew Y. Luh; John H. Olson

Facsimile No.: (415) 978-9806

(c)	if to the Securityholder Representative, to:

Fortis Advisors LLC

Facsimile No.: (858) 408-1843

Attention: Notices Department

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Bush St. 12th Floor

San Francisco, CA 94104

Attention: Bennett L. Yee; Andrew Y. Luh; John H. Olson

Facsimile No.: (415) 978-9806

11.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.12 or any information obtained pursuant to the notice requirements of Section 7.13, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement, dated December 19, 2018 (the “Confidential Disclosure Agreement”), between the Company and Buyer.

11.4 Public Disclosure. Neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions and other than to a Governmental Entity to the extent required in the making of any filing or notification required in connection with the transactions described herein or to respond to any request for information or documents made by a Governmental Entity investigating the transactions described herein) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Buyer; provided, however, that in the event that any party hereto alleges a breach of this Agreement, the Company and its Representatives may make disclosures as needed to prosecute or defend against such allegations to persons involved in dispute resolution proceedings (e.g., courts, attorneys, witnesses).

11.5 Amendment. This Agreement may be amended, modified, altered or supplemented by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 11.5, the Company Securityholders are deemed to have agreed that any amendment, modification, alteration, or supplement of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Company Securityholders whether or not they have signed such any amendment, modification, alteration, or supplement.

11.6 Extension and Waiver. At any time prior to the Closing, Buyer, on the one hand, and before the Closing the Company and after the Closing the Securityholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 11.6, the Company Securityholders are deemed to have agreed that any extension or waiver signed by the Company (if prior to Closing) or the Securityholder Representative (if after the Closing) shall be binding upon and effective against all Company Securityholders whether or not they have signed such extension or waiver.

11.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its Affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder.

11.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.9 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Company Securityholder or the Securityholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. However, following the Closing, Section 9.3(d) shall control exclusively on the topic of monetary remedies against the Indemnifying Parties.

(c) The liability of any Person under Article IX will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions, or willful misconduct or intentional misrepresentation. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article IX, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on such Person’s fraudulent acts or omissions or willful misconduct or intentional misrepresentation, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud or intentional misrepresentation (ii) the time period during which a claim for fraud or intentional misrepresentation may be brought or (iii) the recourse which any such party may seek against such Person with respect to a claim for fraud or intentional misrepresentation by such Person.

11.10 Governing Law. This Agreement and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement (the “Relevant Matters”), shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that all matters related to the approval of the Merger by the Company, its board of directors and its shareholders and the effects of and consummation of the Merger shall be governed by the laws of the British Virgin Islands.

11.11 Exclusive Jurisdiction. Any legal suit, action or proceeding arising out of or in connection with any Relevant Matter shall be instituted first in, and each party hereby irrevocably consents to the jurisdiction and venue of, the Court of Chancery within New Castle County in the State of Delaware (and any appellate court thereof located within such county) and to the extent such Court of Chancery (or appellate court thereof located within such county) lacks jurisdiction over the matter, the federal courts of the United States of America located within New Castle County in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER.

11.13 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

11.14 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder, except that the Company Indemnified Parties are intended third party beneficiaries of Section 7.14 and the Indemnified Parties are intended third party beneficiaries of Article IX.

11.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.16 Consent to Representation; Conflict of Interest. If the Securityholder Representative so desires, acting on behalf of the Company Securityholders and without the need for any consent or waiver by Company, Buyer, or Merger Sub, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) shall be permitted to represent the Company Securityholders after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Company Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Buyer, the Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

F5 NETWORKS, INC.

By:	/s/ François Locoh-Donou
Name: François Locoh-Donou
Title: Chief Executive Officer and President

NEVA MERGER SUB LIMITED

By:	/s/ Scot Frazier Rogers
Name: Scot Frazier Rogers
Title: Director

NGINX, INC.

By:	/s/ Angus Robertson
Name: Angus Robertson
Title: CEO

FORTIS ADVISORS LLC, AS SECURITYHOLDER REPRESENTATIVE

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

SIGNATURE PAGE TO MERGER AGREEMENT

ANNEX A

CERTAIN DEFINED TERMS

“280G Approval” shall have the meaning set forth in Section 7.1(b).

“280G Waivers” shall mean the 280G Waivers to be executed and delivered by certain Company employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder and attached hereto as Exhibit G in connection with the solicitation of the Company Shareholder vote pursuant to Section 7.1(b).

“401(k) Plan” shall have the meaning set forth in Section 7.5(b).

“Accounting Principles” shall mean a determination in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Company Financial Statements (for clarity, taking into account the timing of implemented changes in methodology dictated by GAAP (e.g., ASC 606)).

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute by or before a Governmental Entity.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Aggregate Exercise Price” shall have the meaning set forth in Section 1.4.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Transaction” shall have the meaning set forth in Section 6.1.

“Amended Agreements” shall have the meaning set forth in Section 7.3(b).

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, Travel Act, United Kingdom Bribery Act of 2010, or any other applicable United States, UK, or foreign anti-corruption or anti-bribery laws or regulations.

“Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).

“Behavioral Data” shall mean data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or other content), to develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or to target advertisements or other content to an individual, device, or application.

“Books and Records” shall have the meaning set forth in Section 3.23.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Seattle, Washington, San Francisco, California, or the British Virgin Islands are authorized or obligated by law or executive order to close.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Common Stock” shall mean shares of Common stock, no par value, of Buyer.

“Buyer Option” shall mean any option to purchase shares of Buyer Common Stock issued pursuant to Section 1.3(c)(i) in connection with the assumption of an Unvested Company Option.

“Buyer Trading Price” shall mean the volume-weighted average closing sale price of one share of Buyer Common Stock as reported on the Nasdaq Global Select Market for the twenty (20) consecutive trading days ending on the date that is two (2) trading days immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Buyer RSU” shall mean any restricted stock unit award covering shares of Buyer Common Stock issued pursuant to Section 1.3(d)(i) in connection with the assumption of a Company RSU.

“BVI Act” shall mean the BVI Business Companies Act, 2004, as amended of the British Virgin Islands.

“Cancelled Shares” shall have the meaning set forth in Section 1.3(b)(ii).

“Cancelled Unvested Options” shall have the meaning set forth in Section 1.3(c)(ii)(B).

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Cash” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Indebtedness” shall have the meaning set forth in Section 1.4.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Authorizations” shall have the meaning set forth in Section 3.17.

“Company D&O Tail Policy” shall have the meaning set forth in Section 7.14(a).

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, incentive compensation, equity or equity-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“Company Indemnification Provisions” shall have the meaning set forth in Section 7.14(b).

“Company Indemnified Parties” shall have the meaning set forth in Section 7.14(b).

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by, or purported to be owned by, the Company or any Subsidiary.

“Company IP Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company Material Adverse Effect” shall mean any fact, change, development, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that (i) materially impedes the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and Laws, or (ii) has a material adverse effect on the business, operations, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, provided, however, that no such Effect shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect to the extent resulting from any of the following: (a) economic or political conditions or conditions in financial markets generally, in each case to the extent that such conditions have not had a disproportionate impact on the Company relative to other companies in the industry in which the Company operates, (b) conditions (and changes in conditions) in the industry in which the Company operates, in each case to the extent that such conditions have not had a disproportionate impact on the Company relative to other companies in the industry in which the Company operates, (c) acts of war, armed hostility, or terrorism, in each case to the extent that such conditions have not had a disproportionate impact on the Company relative to other companies in the industry in which the Company operates, (d) natural disasters, in each case to the extent that such conditions have not had a disproportionate impact on the Company relative to other companies located in the San Francisco Bay Area, (e) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (other than any Conflict with (x) any provision of any Governing Documents or (y) any Contract to which the Company or its Subsidiaries is a party or by which the Company’s or its Subsidiaries’ properties or assets are bound), (f) changes after the date of this Agreement in applicable Law or GAAP or any official interpretation or enforcement thereof, in each case to the extent that such conditions have not had a disproportionate impact on the Company relative to other companies in the industry in which the Company operates, (g) compliance by the Company with its express obligations under this Agreement, and (h) the failure in and of itself of the Company to meet any financial projections, budgets or forecasts; provided, however, that the underlying causes thereof may be considered and taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Option Cash Out Amount” shall have the meaning set forth in Section 1.3(c)(i).

“Company Optionholder” shall mean any holder of Company Options as of immediately prior to the Effective Time.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Shares (whether or not vested) held by any Person.

“Company Ordinary Shares” shall mean the ordinary shares of the Company, par value $0.000001 per share.

“Company Preferred Shares” shall mean the Series A Preferred Shares, the Series B Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares and the Series C Preferred Shares.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, obligation or promise of the Company or any Subsidiary, including any policy, representation, obligation, or promise relating to: (i) the privacy of users of any Company Product or any website or service operated by or on behalf of the Company or any Subsidiary; (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Private Data; or (iii) information about individuals who are Employees or are associated with Persons with which the Company or any Subsidiary has an agreement.

“Company Product” shall mean each product or service marketed, licensed, or sold by the Company or any Subsidiary at any time and any product or service currently under development by the Company or any Subsidiary, including nginx (open source), NGINX, NGINX Plus, NGINX Amplify, NGINX Controller, NGINX Unit.

“Company Registered IP” shall have the meaning set forth in Section 3.13(a)(ii).

“Company RSU Holders” shall mean any Person holding a Company RSU as of immediately prior to the Effective Time.

“Company RSUs” shall mean all issued and outstanding restricted stock unit awards covering Company Ordinary Shares.

“Company Securities” shall mean the Company Shares, the Company Options, the Company RSUs and any other securities of the Company, taken together.

“Company Securityholder” shall mean, collectively, any holder of any Company Securities.

“Company Shareholder” shall mean any holder of any Company Shares as of immediately prior to the Effective Time.

“Company Shares” shall mean the Company Ordinary Shares, the Company Preferred Shares and any other shares, if any, of the Company, taken together.

“Company Sites” shall have the meaning set forth in Section 3.13(m).

“Company Technology” shall mean any Intellectual Property (including Intellectual Property that is the subject of any Licensed IP), that is embedded in, or used in the development, delivery, hosting, provision, or distribution of, any Company Products, including any such software or other technology that is used to collect, transfer, transmit, store, host, or otherwise process Private Data.

“Confidential Disclosure Agreement” shall have the meaning set forth in Section 11.3.

“Conflict” shall have the meaning set forth in Section 3.4.

“Consultant Proprietary Information Agreement” shall have the meaning set forth in Section 3.13(c)(i).

“Contaminant” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have any of the following functions: (i) collects data, including Private Data, stored on or transmitted by the system, network, or device without the knowledge of the owner or any authorized user of the system, network, or device; (ii) interferes with the owner’s or an authorized user’s control of the system, network, or device; (iii) changes or interferes with settings or preferences of, or commands installed or stored on, the system, network, or device without the knowledge of the owner or an authorized user of the system, network, or device; (iv) changes or interferes with data that is stored on or transmitted by the computer system, network, or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the system, network, or device; (v) causes the system or device to communicate with another system or device without the authorization of the owner or an authorized user of the system or device; (vi) installs a computer program or code that may be activated without the knowledge of the owner or an authorized user of the system, network, or device.

“Continuing Employees” shall mean the Employees who are employed or engaged by the Company or any of its Subsidiaries as of the Closing Date and continue their employment with Buyer or its designated Affiliate on the day following the Closing Date.

“Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license that is legally binding.

“Current Balance Sheet” shall have the meaning set forth in Section 3.7(a).

“Deferred Revenue” shall have the meaning set forth in Section 1.4.

“Disclosure Schedule” shall have the meaning set forth in Article III.

“Dissenting Share Payments” shall have the meaning set forth in Section 1.3(b)(iii).

“Dissenting Shares” means Company Shares with respect to which holders thereof have duly and validly exercised their right of dissent in relation to the Merger and in accordance with the provisions of Section 179 of the BVI Act

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning set forth in Section 1.1(a).

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any Employment Agreement or any agreement providing for acceleration of Company Options or Company Restricted Shares, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.

“Employee Proprietary Information Agreement” shall have the meaning set forth in Section 3.13(c)(i).

“Employment Agreement” shall mean each offer letter or employment, consulting or contracting agreement between the Company and/or any ERISA Affiliate and any Employee.

“End Date” shall have the meaning set forth in Section 8.1(c).

“Equityholder Matters” shall mean all claims (A) by any holder or alleged holder of Company Securities relating to or arising out of the transactions contemplated hereby, including the allocation of the Total Closing Consideration or (B) alleging or seeking to assert any right with respect to the Company Securities or Company Indebtedness or any similar rights with respect to any Subsidiary of the Company (together, “Company and Subsidiary Securities”) by any Person who is or who alleges to be a current or former holder of Company and Subsidiary Securities in its capacity as such, including any claim asserted, based upon or related to (1) the ownership or rights to ownership of any Company and Subsidiary Securities, (2) any rights of a security holder or creditor of the Company or any of its Subsidiaries, including any rights to securities, preemptive rights, rights to notice or to vote securities, (3) any rights under the Governing Documents or organizational documents of any of its Subsidiaries and (4) any claim that such Person’s equity securities were wrongfully repurchased by the Company or any of its Subsidiaries;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any each Subsidiary of the Company or other Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution reasonably acceptable to Buyer and the Securityholder Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement executed and delivered concurrently herewith and attached hereto as Exhibit A.

“Escrow Period” shall have the meaning set forth in Section 9.4(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Documents” shall have the meaning set forth in Section 2.3(c)(iii).

“Exchange Ratio” shall mean a fraction (a) the numerator of which is the Total Per Share Consideration applicable to a Company Ordinary Share, and (b) the denominator of which is the Buyer Trading Price, rounded to four decimal places (with amounts 0.00005 and above rounded up).

“Expiration Date” shall have the meaning set forth in Section 9.1(a).

“Export Approvals” shall have the meaning set forth in Section 3.20(b).

“FCPA” shall have the meaning set forth in Section 3.20(b).

“Financials” shall have the meaning set forth in Section 3.7(a).

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Founders” shall mean the individuals listed on Schedule B-2.

“Expense Cash” shall mean an amount equal to $500,000.

“Expense Fund” shall have the meaning set forth in Section 3.20(b).

“Fundamental Representations” shall mean the representations and warranties of the Company contained in Section 3.1(a) and (b) (Organization and Good Standing); Section 3.2 (Authority and Enforceability); Section 3.4(a) (Conflicts); Section 3.5 (Company Capital Structure) and Section 3.24 (Brokers).

“Funded International Employee Plan” shall have the meaning set forth in Section 3.15(h).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governing Documents” shall have the meaning set forth in Section 3.1(b).

“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“Hazardous Material” shall mean any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.20(e).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Holdback Consideration Amount” shall mean, with respect to each Founder and Key Executive, an amount in cash equal to such Person’s Holdback Consideration (as such term is defined in such Person’s Holdback Agreement), as may be reduced in accordance with the terms of such Person’s Holdback Agreement.

“Indemnification Claim Notice” shall have the meaning set forth in Section 9.5(a).

“Indemnification Claim Objection Notice” shall have the meaning set forth in Section 9.5(b).

“Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Indemnifying Parties” shall have the meaning set forth in Section 9.2(a).

“Indemnity Escrow Fund” shall have the meaning set forth in Section 2.3(b)(iv).

“Indemnity Insurance Policy” shall mean a buyer-side representations and warranties insurance policy from an insurance company to protect Buyer and the other Indemnified Parties from Losses incurred as a result of the breach of any of the representations and warranties of the Company.

“Information Statement” shall have the meaning set forth in Section 7.1(a).

“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, confidential information, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form, and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, rights of attribution and integrity and other moral rights; (ii) trade-mark, business name, domain name and trade name rights and similar rights; (iii) rights associated with confidential information, including trade secret rights; (iv) patent and industrial design property rights; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) other proprietary rights in Intellectual Property; and (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

“Interested Party” shall have the meaning set forth in Section 3.22.

“Interim Financials” shall have the meaning set forth in Section 3.7(a).

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

“IP Representations” shall mean the representations and warranties of the Company contained in Section 3.13.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreement” shall have the meaning set forth in the preamble.

“Key Employees” shall mean the Company Employees listed on Schedule B-1.

“Key Executives” shall mean the individuals listed on Schedule B-3.

“Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of the Company’s officers and members of the board of directors, in the case of such officers, after due and diligent inquiry of all direct report employees of the Company or any Subsidiary who would reasonably be expected to have knowledge of the matters in question.

“Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lease Agreements” shall have the meaning set forth in Section 3.11.

“Lease Security Deposits” shall mean deposits of cash or cash equivalents with landlords or with the issuers of letters of credit provided to landlords, in each case to secure the obligations of the Company or its Subsidiaries under any leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property.

“Leased Real Property” shall have the meaning set forth in Section 3.11.

“Liabilities” shall mean obligations, losses, damages, costs, expenses and other liabilities, whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise.

“Licensed IP” shall mean (i) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting or distribution of, the Company Products; and (ii) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the businesses of the Company and any of its Subsidiaries, in each case that are not owned by, or purported to be owned by, the Company or any Subsidiary.

“Licensed IP Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, pursuant to which the Company or any Subsidiary is granted a license, covenant not to sue, or other rights with respect to Licensed IP including Contracts for “Software-as-a-service” or “Infrastructure-as-a-service”.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Loan Repayment Amount” shall have the meaning set forth in Section 2.3(c)(ii).

“Loss” shall have the meaning set forth in Section 9.2(b).

“Made Available” shall mean that the Company has posted such materials to the virtual data room managed by Donnelley Financial Solutions and made available to Buyer and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is two (2) Business Days prior to the date of this Agreement.

“Material Contracts” shall have the meaning set forth in Section 3.14(a).

“Memorandum” means the amended and restated memorandum of association of the Company registered with the Registrar on May 25, 2018.

“Merger” shall have the meaning set forth in the recitals.

“Merger Sub” shall have the meaning set forth in the preamble.

“Net Working Capital” shall have the meaning set forth in Section 1.4.

“Closing Net Working Capital” shall have the meaning set forth in Section 1.4.

“Net Working Capital Shortfall” shall have the meaning set forth in Section 1.4.

“Net Working Capital Surplus” shall have the meaning set forth in Section 1.4.

“Non-Competition and Non-Solicitation Agreements” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered concurrently herewith by certain holders of Company Shares, Company Restricted Shares or Company Options and attached hereto as Exhibit E.

“Non-Continuing Employees” shall mean all Employees other than Continuing Employees.

“Offer Letter” shall have the meaning set forth in Section 7.5(c).

“Officer’s Certificate” shall have the meaning set forth in Section 2.2(b)(xiv)(A).

“Open Source License” shall have the meaning set forth in Section 3.13(k)(i).

“Open Source Software” shall have the meaning set forth in Section 3.13(k)(i).

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course Contracts” shall have the meaning set forth in Section 3.10(h).

“Other Employees” shall mean the employees, consultants and contractors of the Company or any Subsidiary who receive an offer of employment from Buyer prior to the Closing Date, other than the Key Employees, Founders and Key Executives.

“Payment Agent” shall mean PNC Bank, National Association or another Person selected by Buyer.

“Payment Fund” shall have the meaning set forth in Section 2.3(b)(i).

“Payment Spreadsheet” shall have the meaning set forth in Section 2.3(a).

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Claim Threshold” shall have the meaning set forth in Section 9.3(a).

“Permitted Agreement” shall mean an agreement that does not include any of the provisions described in, or that is not otherwise described by, any of the following Sections of this Agreement: Sections 3.14(a)(i) (except that renewals of Contracts with Top Customers or Top Suppliers on the same terms will be deemed Permitted Agreements), 3.14(a)(iv), 3.14(a)(v), 3.14(a)(vi), 3.14(a)(x) (except that the Company’s delivery, licensing or making available of Company IP in source code form as part of a product under an Open Source License in the ordinary course of business consistent with past practices will be deemed a Permitted Agreement if that Company IP was previously distributed before the Agreement Date under the same license terms), 3.14(a)(xvii), 3.14(a)(xix), 3.14(a)(xx), 3.14(a)(xxi) (except that Contracts constituting non-exclusive licenses to Company Products that contain an indemnification obligation of the Company, which indemnification is granted by the Company in the ordinary course of business, consistent with past practice, will be deemed Permitted Agreements), 3.14(a)(xxii), and 3.14(a)(xxiii).

“Permitted Liens” shall mean (a) statutory liens for current Taxes not yet due and payable, (b) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (c) statutory liens to secure obligations to landlords, lessors, or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law, (e) statutory liens in favor of carriers, warehousemen, mechanics, and materialmen to secure claims for labor, materials, or supplies and other like liens, (f) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws, (g) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, and (h) non-exclusive licenses with respect to Intellectual Property Rights to which the Company or any Subsidiaries is a party entered into in the ordinary course of business, consistent with past practice.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number,

passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by the Company or any Subsidiary allows the identification of or contact with a natural person (and for greater certainty includes all such information with respect to employees), and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Plan” shall mean the Company’s 2011 Share Option Plan, as amended.

“Policy Premium” shall have the meaning set forth in Section 7.15.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication, (i) any Taxes of the Company or any of its Subsidiaries relating or attributable to any Pre-Closing Tax Period (determined as if the Company and its Subsidiaries used the accrual method of Tax accounting throughout such period and treating any advance payments, deferred revenues (to the extent constituting prepaid amounts) or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period, regardless of when actually recognized for income Tax purposes), including Taxes that are not yet due and payable; (ii) any Taxes arising as a result of the transactions contemplated by this Agreement or any ancillary agreement, including any withholding Taxes for which Buyer and its Affiliates have not been indemnified pursuant to Section 2.5, Transaction Payroll Taxes to the extent not included in Third Party Expenses (and in the aggregate with any Transaction Payroll Taxes included in Third Party Expenses, not in excess of fifty percent (50%) of all Transaction Payroll Taxes), and Transfer Taxes; and (iii) any Liability of the Company or any of its Subsidiaries for the Taxes of any other Person (other than the Company and its Subsidiaries) (A) as a result of the Company or any of its Subsidiaries being or having been on or prior to the Closing Date a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement); (B) as a transferee or successor, by Contract or otherwise as a result of any transaction occurring or relationship in existence on or prior to the Closing Date; or (C) as a result of an express or implied obligation arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person. For purposes of this definition, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis. In the case of any Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“Premium Cap” shall have the meaning set forth in Section 7.15.

“Privacy Law” shall mean a Law or Order of a self-regulatory organization that the Company or any Subsidiary is or was required to comply with, whether by contract or otherwise, the U.S.-European Union and U.S.-Swiss Safe Harbor programs administered by the Department of Commerce, and any applicable published industry best practice or other standard (including the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, respectively) or contractual requirement, as it may in each case be amended from time to time, that: (i) pertains to (A) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception or other processing of Private Data or (B) direct marketing to consumers or consumer protection; and (ii) exists in any country in which (A) the Company or any Subsidiary collects, uses, discloses, transfers, transmits, stores, hosts, retains, or otherwise processes Private Data, (B) the customers of the Company and its Subsidiaries use Private Data to which the Company and its Subsidiaries have access, (C) any Person to which Company discloses or provides access to Private Data resides, or (D) any individual whose Private Data has been collected by the Company resides.

“Private Data” shall mean, collectively, Personal Data and Behavioral Data.

“Pro Rata Portion” shall mean, with respect to each Person, an amount equal to the quotient obtained by dividing (x) the aggregate amount of cash payable (excluding any portion of the Aggregate Liquidation Preference payable to such Person and any potential Additional Amount, and determined before reductions for any Contributed Amounts) pursuant to Section 1.3 in respect of the Company Shares and Vested Company Options held by such Person as of immediately prior to the Effective Time, by (y) the aggregate amount of cash payable (excluding the Aggregate Liquidation Preference and potential Additional Amount, and determined before reductions for any Contributed Amounts) to all Persons pursuant to Section 1.3 in respect of the Company Shares and Vested Company Options.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trade-marks, business names and domain names and all applications for any of the foregoing.

“Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands.

“Related Agreements” shall mean the Confidential Disclosure Agreement, the Company Shareholder Consent, the Holdback Agreement, the Escrow Agreement, the Joinder Agreements, the Non-Competition and Non-Solicitation Agreements, the 280G Waivers and all other agreements and certificates entered into by the Company or any of the Company Shareholders in connection with the transactions contemplated herein.

“Representatives” shall have the meaning set forth in Section 6.2.

“Requisite Shareholder Approval” shall mean the approval of the holders of a majority of the votes attached to all of the Company Shares voting together as one class, and the approval of the holders of at least 50% of the Company Preferred Shares voting together as one class.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 409A” shall have the meaning set forth in Section 3.10(s)(i).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholder Representative” shall have the meaning set forth in the preamble.

“Securityholder Representative Expenses” shall have the meaning set forth in Section 10.2.

“Shareholder Consent” shall have the meaning set forth in the recitals.

“Shareholder Notice” shall have the meaning set forth in Section 7.1(a).

“Standard Form IP Contract” means a standard form of Contract used by the Company or any Subsidiary for one of the following purposes and in each case that have been Made Available to Buyer : (i) non-exclusive end-user license agreement; (ii) employee or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision;; and (iii) confidentiality or nondisclosure agreement.

“Statement of Expenses” shall have the meaning set forth in Section 7.9(b).

“Straddle Tax Period” shall mean any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” shall have the meaning set forth in Section 3.6(a).

“Support Shareholders” shall have the meaning set forth in the recitals.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a).

“Target Net Working Capital” shall have the meaning set forth in Section 1.4.

“Tax” (and, with correlative meaning, “Taxes”) shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law.

“Tax Incentive” shall have the meaning set forth in Section 3.10(k).

“Tax Representations” shall mean the representations and warranties of the Company contained in Section 3.10.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Terminated Agreements” shall have the meaning set forth in Section 7.3(b).

“Third Party Expenses” shall have the meaning set forth in Section 7.9(a).

“Top Customer” shall have the meaning set forth in Section 3.21(a).

“Top Supplier” shall have the meaning set forth in Section 3.21(b).

“Total Closing Consideration” shall have the meaning set forth in Section 1.4.

“Total Consideration” shall have the meaning set forth in Section 1.4.

“Total Closing Consideration Adjustment Amount” shall have the meaning set forth in Section 1.4.

“Total Outstanding Shares” shall have the meaning set forth in Section 1.4.

“Total Per Share Consideration” shall have the meaning set forth in Section 1.4.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cash outs or other compensatory payments made in connection with the transactions contemplated by this Agreement and paid before or substantially contemporaneously with the Closing Date or upon release of the Indemnity Escrow Fund or Adjustment Escrow Fund; provided, however, that, notwithstanding anything to the contrary, Transaction Payroll Taxes shall not include such Taxes relating to (x) any severance owed to Company employees who are not offered continued employment by Buyer or its Affiliates, or (y) any compensation pursuant to “double-trigger” arrangements triggered by actions of Buyer after the Closing Date.

“Transfer Taxes” shall mean all sales, use, transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Unresolved Claims” shall have the meaning set forth in Section 9.4(b).

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is not a Vested Company Option.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“Willful Breach” means with respect to any agreement or covenant, any intentional or deliberate action or omission that constitutes a breach of such agreement or covenant and that the breaching party actually knows or should reasonably be expected to know at the time is or would constitute a breach of such agreement or covenant.

“Year-End Financials” shall have the meaning set forth in Section 3.7(a).

Schedule 2.2(a)(ii)

Antitrust Approvals

1.	United States (HSR)

2.	Germany

3.	Russia

4.	Spain